UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PEOPLES BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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	(4)	Date Filed:

PEOPLES BANCORP
212 West Seventh Street • Auburn, Indiana  46706-1723
Phone: (260)925-2500 • Fax: (260)925-1733

February 22, 2008
Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Peoples Bancorp (the “Company”) to be held on March 26, 2008, at 2:00 p.m. local time at the LaQuinta Inn, located at 306 Touring Drive, Auburn, Indiana 46706.

At this important meeting, you will be asked to consider and vote on the election of three directors and to ratify the appointment of BKD, LLP as the Company’s auditors for the fiscal year ended September 30, 2008.  In addition, you will be asked to vote on proposed amendments to our Articles of Incorporation.  These amendments will provide for a reverse 1-for-760 stock split followed immediately by a forward 760-for-1 stock split of our common stock.  The text of the proposed amendments is attached as Appendix A to the accompanying proxy statement.

This proxy statement is first being mailed to the Company’s shareholders, along with the accompanying form of proxy, on or about February 22, 2008.

If approved at the annual meeting, the reverse/forward stock split transaction will affect our shareholders as follows:

If you are a record shareholder with:	Effect:

760 or more shares:	Will continue to hold the same number of shares

Fewer than 760 shares:	Will be entitled to $16.75 in cash, without interest, per share

The primary effect of this transaction will be to reduce our total number of shareholders of record to below 300.  As a result, we will terminate the registration of our common stock under federal securities laws, our reporting obligations with the Securities and Exchange Commission (the “SEC”) will be suspended, and we will no longer be eligible for trading on the Nasdaq market.

We are proposing this transaction because our Board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages.  The reasons the Board considered in reaching this conclusion include:

•
we estimate that we will eliminate current costs of approximately $129,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications;

•
operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, including requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), thus allowing management to focus more of its attention on our customers and the communities in which we operate;

•
if the Company does not go private before September 30, 2008, it will need to file with its Form 10-K for that year a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of SOX.  Moreover, under Section 404 of SOX for the fiscal year ended September 30, 2009, an attestation report of the Company’s independent auditors on management’s assessment of the Company’s internal control over financial reporting will be required if the Company has not gone private by that date.  The SEC has proposed a deferral of that requirement to fiscal 2010, but that proposal has not yet been adopted.  The one-time costs of such initial compliance are estimated at $100,000 and $50,000 for the fiscal years ended September 30, 2008, and 2009, respectively (assuming the Company outsources the project).  These costs will be avoided if the shareholders approve the reverse/forward stock split described in the accompanying proxy statement;

•	at least 748 of our 1,008 record shareholders own under 760 shares and the elimination of those small shareholders can be expected to reduce significantly our costs of shareholder communications; and

•
these costs of being a public company outweigh the benefits to a well-capitalized company of our size, and going private will free up management to focus on long-term business prospects beneficial to shareholders and customers.

The enclosed proxy statement includes a discussion of the alternatives and factors considered by the Board in connection with its approval of the reverse/forward stock split, and we encourage you to read carefully the proxy statement and its appendices.  Your Board of Directors believes the terms of the proposed transaction are fair and are in the best interest of our unaffiliated shareholders, and unanimously recommends that you vote “FOR” the proposal to amend our Articles of Incorporation.

Your vote is very important.  Whether or not you plan to attend the annual meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.  If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy.

Sincerely,

G. Richard Gatton
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

PEOPLES BANCORP
212 West 7th Street
Auburn, Indiana 46706

 _____________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 26, 2008

An annual meeting of shareholders of Peoples Bancorp (the “Company”) will be held on Wednesday, March 26, 2008, at 2:00 p.m., local time, at the LaQuinta Inn, located at 306 Touring Drive, Auburn, Indiana 46706:

(1)       Reverse/Forward Stock Split.  To consider and vote upon a proposal to adopt two amendments to the Company’s Articles of Incorporation. The amendments will provide for (a) a reverse 1-for-760 stock split, followed immediately by (b) a forward 760-for-1 stock split.  Each record shareholder owning fewer than 760 shares of common stock, $1.00 par value per share, immediately prior to the reverse split will, instead of participating in the forward split, receive a cash payment equal to $16.75 per share on a pre-split basis.

(2)       Election of Directors.  To elect three directors of the Company, two with a term of three years, and one with a term of two years.

(3)       Appointment of Auditors.  To approve the appointment of BKD, LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ending September 30, 2008.

(4)       Adjournment.  To approve a proposal to adjourn the annual meeting to permit further solicitation of proxies in the event that an insufficient number of shares are present in person or by proxy to approve the proposals presented at the annual meeting.

(5)       Other Matters.  To consider and vote upon a proposal to transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

The Board of Directors has fixed the close of business on February 15, 2008, as the record date for determining those shareholders entitled to vote at the annual meeting and any adjournment or postponement of the annual meeting. Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.

A copy of our Annual Report for the fiscal year ended September 30, 2007, is enclosed.  The Annual Report is not part of the proxy soliciting material enclosed with this letter, except as otherwise provided herein.

By order of the Board of Directors

Cheryl L. Taylor
Corporate Secretary
Auburn, Indiana
February 22, 2008

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the annual meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope.  If you attend the annual meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

Your Board of Directors unanimously recommends that you vote “FOR” approval of the amendments to our Articles of Incorporation, the election of the three nominated directors, the ratification of the appointment of BKD, LLP, as our auditors for the fiscal year ended September 30, 2008, and the proposal to adjourn the meeting if necessary to allow extra time to solicit proxies.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
Date, Time and Place of Annual Meeting; Proposals to be Considered at the Annual Meeting	1
Record Date	2
Vote Required for Approval	2
The Company and Peoples Federal	2
Introduction and Overview of the Split Transaction	3
Background of the Split Transaction	3
Reasons for the Split Transaction	3
Fairness of the Split Transaction	4
Fairness Opinion of Financial Advisor	4
Structure of the Split Transaction	4
Effects of the Split Transaction	4
Interests of Certain Persons in the Split Transaction	5
Financing of the Split Transaction	5
Material Federal Income Tax Consequences of the Split Transaction	5
Dissenters’ Rights	6
Recommendation of Board of Directors	6
QUESTIONS AND ANSWERS ABOUT THE SPLIT TRANSACTION AND THE ANNUAL MEETING	7
ABOUT THE ANNUAL MEETING	10
Date, Time and Place of Annual Meeting	10
Matters to be Considered at the Annual Meeting	10
Record Date; Voting Power	11
Quorum	11
Vote Required for Approval	11
Voting and Revocation of Proxies	12
Solicitation of Proxies; Expenses of Solicitation	12
Other Matters to be Considered at Annual Meeting	12
PROPOSAL 1 - THE SPLIT TRANSACTION - SPECIAL FACTORS	13
Overview of the Split Transaction	13
Background of the Split Transaction	14
Reasons for the Split Transaction	18
Fairness of the Split Transaction	22
Effects of the Split Transaction on Affiliates	26
Determination of Fairness of Split Transaction By Affiliates	27
Board Recommendation	27
Fairness Opinion of Financial Advisor	28
Structure of the Split Transaction	34
Effects of the Split Transaction on the Company	35
Interests of Certain Persons in the Split Transaction	37
Financing of the Split Transaction	37
Federal Income Tax Consequences	38
Appraisal Rights and Dissenters’ Rights	40

Regulatory Requirements	40
Accounting Treatment	40
Fees and Expenses	40
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	41
PEOPLES BANCORP SELECTED CONSOLIDATED FINANCIAL INFORMATION	42
MARKET PRICE OF PEOPLES BANCORP COMMON STOCK AND DIVIDEND INFORMATION	43
COMMON STOCK PURCHASE INFORMATION	43
PROPOSAL 2 - ELECTION OF DIRECTORS OF THE COMPANY	44
Voting Securities and Principal Holders Thereof	44
Section 16(a) Beneficial Ownership Reporting Compliance	46
Directors	46
Executive Officers	47
Corporate Governance and Other Matters	48
Compensation Committee Interlocks and Insider Participation	50
Nominating Committee Matters	50
COMPENSATION DISCUSSION AND ANALYSIS	51
Overview of Compensation Program	51
Impact of Performance on Compensation	52
Objectives of Compensation Program	52
2007 Executive Compensation Components	52
SUMMARY COMPENSATION TABLE FOR FISCAL 2007	54
REPORT OF THE BUDGET/COMPENSATION COMMITTEE	56
STOCK OPTION INFORMATION	56
The 1998 Stock Option and Incentive Plan	56
The Three Rivers Financial Corporation Stock Option and Incentive Plan	57
Option Exercises for 2007	57
Outstanding Equity Awards at September 30, 2007	57
OTHER COMPENSATION OF EXECUTIVES	58
Defined Benefit Pension Plan at September 30, 2007	58
401(k) Plan	59
Bonus Plan	59
Employment Agreements	60
Retirement Benefits Agreement of G. Richard Gatton	61
DIRECTOR COMPENSATION	62
Director Compensation for 2007	62
Deferred Fee Agreement	63
TRANSACTIONS WITH CERTAIN RELATED PERSONS	64
PROPOSAL 3 - APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	64
Audit Committee Report	64
Accountant’s Fees	65
PROPOSAL 4 - ADJOURNMENT OF THE ANNUAL MEETING	65
SHAREHOLDER PROPOSALS	66
SHAREHOLDER COMMUNICATIONS	66
OTHER MATTERS	67
Forward-Looking Statements	67
Where You Can Find More Information	67
Information Incorporated by Reference	67

ii

FORM 10-K ANNUAL REPORT	68
HOUSEHOLDING	68

APPENDIX A-1 Proposed Form of Amendment to Articles of Incorporation to Effect Reverse Stock Split	A-1

APPENDIX A-2 Proposed Form of Amendment to Articles of Incorporation to Effect Forward Stock Split	A-2

APPENDIX B Opinion of Commerce Street Capital, LLC	B-1

iii

SUMMARY TERM SHEET

This summary provides an overview of material information from this proxy statement.  However, it is a summary only.  To better understand the reverse stock split and forward stock split transaction and for a more complete description of its terms, and for a description of other matters to be considered at the annual meeting,  we encourage you to read carefully this entire document and the documents to which it refers before voting.

In this proxy statement, “the Company,” “we,” “our,” “ours,” and “us” refer to Peoples Bancorp, an Indiana corporation.  The term “Peoples Federal” refers to the Company’s wholly-owned subsidiary, Peoples Federal Savings Bank of DeKalb County, which is a federal savings bank.  It is the survivor of a merger of First Savings Bank, FSB, another wholly-owned subsidiary of the Company, with Peoples Federal as of October 1, 2007.  The term “split transaction” refers to the reverse and forward stock splits, together with the related cash payments to registered shareholders holding fewer than 760 shares at the effective time of the split transaction.  The term “non-continuing shareholders” of the Company means all record holders of common stock of the Company (i.e., registered owners of the shares whose names appear on the Company’s records as shareholders) with fewer than 760 shares at the effective time of the reverse stock split transaction.  The term “continuing shareholders” means all record holders of common stock of the Company with at least 760 shares at the effective time of the reverse stock split transaction.  References to “common stock” or “shares” refer to the Company’s common stock, par value $1.00 per share.

Date, Time and Place of Annual Meeting; Proposals to be Considered at the Annual Meeting

Our Board of Directors is asking for your proxy for use at an annual meeting of shareholders to be held on Wednesday, March 26, 2008, at 2:00 p.m., local time, at the LaQuinta Inn, 306 Touring Drive, Auburn, Indiana, and at any adjournments or postponements of that meeting.  At the annual meeting, shareholders will be asked:

•	to consider and vote upon a proposal to adopt amendments to our Articles of Incorporation that will result in a 1-for-760 reverse stock split followed immediately by a 760-for-1 forward stock split;

•	to elect three directors of the Company, two with a term of three years and one with a term of two years;

•	to approve the appointment of BKD, LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ended September 30, 2008; and

•
to adjourn the annual meeting if necessary to permit the further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the proposals presented at the annual meeting.

Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the annual meeting.  See “ABOUT THE ANNUAL MEETING.”

Record Date

You may vote at the annual meeting if you owned Company common stock at the close of business on February 15, 2008, which has been set as the record date. At the close of business on the record date, there were 3,104,990 shares of our common stock outstanding.  You are entitled to one vote on each matter considered and voted upon at the annual meeting for each share of common stock you held of record at the close of business on the record date.

Vote Required for Approval

Proposal 1 — The Reverse/Forward Stock Split.  Approval of the split transaction requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote at the annual meeting, or 1,552,496 of the 3,104,990 outstanding shares.  Because the executive officers and directors of the Company have the power to vote a total of 138,070 shares and we believe that all of such executive officers and directors will vote in favor of the transaction, this means a total of 1,414,426 shares held by shareholders who are not executive officers or directors of the Company will be required to vote in favor of the transaction for it to be approved.  Because the executive officers and directors of the Company own only approximately 4.5% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.

Proposal 2 — Election of Directors.  Directors will be elected by a plurality of the votes cast at the annual meeting.  Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting.

Proposal 3 —  Approval of Auditors.  More votes cast in favor of the proposal than are cast against it will be necessary to approve the Company’s independent certified public accountants.

Proposal 4 — Adjournment of the Annual Meeting.  Approval of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires more votes cast in favor of the proposal than are cast against it.  See “ABOUT THE ANNUAL MEETING—Vote Required for Approval.”

The Company and Peoples Federal

Peoples Bancorp is a unitary savings and loan holding company, with a business address of 212 West Seventh Street, Auburn, Indiana 46706-1723, and a business telephone number of (260) 925-2500.  We own 100% of our subsidiary bank, Peoples Federal Savings Bank of DeKalb County, a federal savings bank.  As of October 1, 2007, our other wholly-owned subsidiary, First Savings Bank, FSB, merged into Peoples Federal.  The Company’s common stock is publicly traded on the Nasdaq Global Market (“NGM”) under the symbol “PFDC.”  As of the close of business on February 14, 2008, the last trade of our common stock as reported on the NGM was $14.85 per share.

Peoples Federal Savings Bank of DeKalb County (“Peoples Federal”) is a federal savings bank.  Peoples Federal conducts business from its main office in Auburn and its full-service offices located in Avilla, Columbia City, Garrett, Kendallville, LaGrange, Topeka, Waterloo, Howe and Middlebury, Indiana, and in Three Rivers, Union, and Schoolcraft, Michigan.  Peoples Federal offers a full range of retail deposit services and lending services to northeastern Indiana and southern Michigan.

Introduction and Overview of the Split Transaction

We are proposing that our shareholders adopt amendments to our Articles of Incorporation that will result in a reverse 1-for-760 stock split followed immediately by a forward 760-for-1 stock split.  If the split transaction is completed, our record shareholders who hold only fractional shares after giving effect to the reverse 1-for-760 stock split will receive a payment of $16.75 per share for each pre-split share.  If the reverse stock split is completed, record shareholders with fewer than 760 pre-split shares will have no interest in the Company and will become entitled only to a cash payment for their shares following the reverse stock split.  After we complete the reverse stock split and identify those shareholders entitled to payment for their pre-split shares, we will complete a forward stock split in which each share of common stock will be converted into 760 shares of common stock post-split.  As a result of this subsequent forward stock split, record shareholders who hold 760 or more shares prior to the reverse stock split will ultimately hold the same number of shares following the forward stock split. The effect of the split transaction will be to reduce the number of shareholders of record to less than 300, which will allow us to suspend our reporting obligations under federal securities laws.

We expect to pay a total of approximately $2,914,196 to shareholders in the reverse stock split and we anticipate that the number of outstanding shares of our common stock will decrease approximately 5.6%, from 3,104,990 shares to approximately 2,931,008 shares as a result of the split transaction.  These numbers and amounts may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  See      “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Overview of the Split Transaction.”

Background of the Split Transaction

For a description of the events leading to the approval of the split transaction by our Board of Directors and the reasons for its approval, you should refer to “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Background of the Split Transaction,” “—Reasons for the Split Transaction,” “—Fairness of the Split Transaction,” and “—Board Recommendation” on pages 14 through 27.  As we explain more fully in these sections, our Board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company, while remaining an independent, community-owned company.

Reasons for the Split Transaction

The Board’s reasons for the split transaction are set forth on pages 18 to 22.  The Board has concluded that the costs of complying with the securities laws outweigh the benefits the Company receives for being an SEC reporting company.  See “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Reasons for the Split Transaction.”

Fairness of the Split Transaction

Based on a careful review of the facts and circumstances relating to the split transaction, our Board of Directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively and procedurally fair to our unaffiliated shareholders, including unaffiliated shareholders that are continuing shareholders and unaffiliated shareholders that are non-continuing shareholders.  Our directors unanimously approved the split transaction.  See “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Fairness of the Split Transaction.”

For a complete discussion of the positive and negative factors considered by the Board, please see pages 22 through 26.

Fairness Opinion of Financial Advisor

In deciding to approve the split transaction and recommend it to our shareholders, our Board of Directors considered the opinion of Commerce Street Capital, LLC (“Commerce”) that the $16.75 consideration proposed to be paid to the non-continuing shareholders, whether affiliated or unaffiliated, is fair from a financial point of view to those shareholders.

The full text of the fairness opinion is attached to this proxy statement as Appendix B, and you are encouraged to read it carefully.  See “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Fairness Opinion of Financial Advisor.”

Structure of the Split Transaction

The transaction has been structured as a two-step stock split transaction because the reverse stock split will enable us to reduce the number of our shareholders of record to fewer than 300, while the forward stock split will avoid disruption to the record shareholders that own 760 or more shares of common stock prior to the split transaction.  Because shareholders owning 760 or more shares of common stock are not affected by the two-step structure, this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement. See “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Background of the Split Transaction” beginning on page 14.

The split transaction is being effected at the record shareholder level.  This means that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be cashed out.  Because we think it is likely that any nominee (including nominees in whose name brokers or banks hold their customers’ shares) will hold more than 760 shares in the aggregate, we think it is likely that all “street name” holders will remain continuing shareholders.

Effects of the Split Transaction

The split transaction is a going private transaction for the Company, meaning it will allow us to de-register with the SEC and our reporting obligations under federal securities laws will be suspended.

For a further description of how the split transaction will affect our shareholders, including the different effects on the affiliated and unaffiliated continuing and non-continuing shareholders, please see “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Fairness of the Split Transaction—Substantive Fairness” on pages 22 through 25.  For more information on the effects on the Company of the split transaction, see “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Effects of the Split Transaction on the Company.”

Interests of Certain Persons in the Split Transaction

You should be aware that the directors and executive officers of the Company have interests in the split transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the split transaction.  See “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Interests of Certain Persons in the Split Transaction.”

Financing of the Split Transaction

We estimate that the total funds required to fund the payment of the split transaction consideration to the non-continuing shareholders and to pay fees and expenses relating to the split transaction will be approximately $3,019,196.  This amount may increase as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  The Company has requested approval from the Office of Thrift Supervision (“OTS”) for a special dividend of $12 million which will be more than enough to fund the split transaction.  If such approval is not obtained for an amount that is at least $5 million, the Company will explore options to finance the transaction.  The Company anticipates that the necessary OTS approval will be received.

Material Federal Income Tax Consequences of the Split Transaction

We believe that the split transaction, if approved and completed, will have the following federal income tax consequences:

•	the split transaction should result in no material federal income tax consequences to us;

•	the continuing shareholders, whether affiliated or unaffiliated, will not recognize any gain or loss or dividend income in connection with the split transaction; and

•
the receipt of cash in the split transaction by the non-continuing shareholders, whether affiliated or unaffiliated, will be taxable to those shareholders, who will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash they receive and their adjusted tax basis in their common stock surrendered.  Any such recognized gain will be treated as capital gain unless, in the case of the particular shareholder, the receipt of the cash is deemed to have the effect of a dividend.

Because determining the tax consequences of the split transaction can be complicated, you should consult your own tax advisor to understand fully how the split transaction will affect you.  See “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Federal Income Tax Consequences.”

Dissenters’ Rights

Under Indiana law, you do not have dissenters’ rights in connection with the split transaction.  Although you will not have dissenters’ rights in connection with the split transaction, you may pursue all available remedies under applicable law.

Recommendation of Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” the proposed amendments to our Articles of Incorporation that will effect the split transaction.

Our Board of Directors also recommends that you vote “FOR” the director nominees, namely John C. Thrapp, G. Richard Gatton, and Douglas D. Marsh.

Our Board of Directors also recommends that you vote “FOR” BKD, LLP, as auditors of the Company for the fiscal year ended September 30, 2008.

Our Board of Directors also recommends a vote “FOR” the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies, if necessary.

QUESTIONS AND ANSWERS ABOUT THE

SPLIT TRANSACTION AND THE ANNUAL MEETING

Q	What is the date, time and place of the annual meeting?

A:	The annual meeting of our shareholders will be held on Wednesday, March 26, 2008, at 2:00 p.m. local time at the LaQuinta Inn located at 306 Touring Drive, Auburn, Indiana 46706.

Q:	What is the proposed split transaction?

A:
We are proposing that our shareholders approve a reverse 1-for-760 stock split followed immediately by a forward 760-for-1 stock split of our outstanding common stock.

The purpose of the split transaction is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our shareholders of record to fewer than 300.  This will allow us to terminate our registration under the Securities Exchange Act of 1934, and relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC.

Q:	What will I receive in the split transaction?

A:
If you are the registered owner of fewer than 760 shares of our common stock on the date of the reverse stock split, you will receive $16.75 in cash from us for each pre-split share you own.  If you are the registered owner of 760 or more shares of our common stock on the date of the reverse stock split, you will not receive any cash payment for your shares in connection with the split transaction and will continue to hold the same number of shares of our common stock as you did before the split transaction.

Q:	Why is 760 shares the “cutoff” number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of the Company?

A:
The purpose of the split transaction is to reduce the number of our shareholders of record to fewer than 300, which will allow us to de-register as an SEC-reporting company.  Our Board selected 760 shares as the “cutoff” number in order to enhance the probability that after the split transaction, if approved, we will have fewer than 300 shareholders of record.

Q:	May I buy additional shares in order to remain a shareholder of the Company?

A:
Yes.  The key date for acquiring additional shares is March 26, 2008.  So long as you are able to acquire a sufficient number of shares so that you are the registered owner of 760 or more shares by Wednesday, March 26, 2008, your shares of common stock will not be cashed out by the split transaction.

Q:	What if I hold my shares in “street name”?

A:
The split transaction will be effected at the registered shareholder level.  This means that we will look at the number of shares registered in the name of a single holder as that name appears in the Company’s records to determine if that holder’s shares will be cashed out.  So for shares held in “street name,” because it is likely that your brokerage firm holds 760 or more total shares registered in nominee name, you are not likely to be cashed out, even if you beneficially own fewer than 760 shares.  If you hold shares in “street name,” you should talk to your broker, nominee or agent to determine how the split transaction will affect you.

Q:	What if I hold shares under the Dividend Reinvestment Plan administered by Computershare Trust Company, Inc.?

A:
Shares held under the Dividend Reinvestment Plan administered by Computershare Trust Company, Inc. (“DRIP”) are registered in the names of the shareholders holding the account under the DRIP.  Those shares will be aggregated with other shares registered in the same shareholder name.  If the DRIP shares, combined with any other shares registered in the same shareholder’s name, aggregate less than 760 shares, they will be cashed out in the split transaction.  If shares held by a shareholder under the DRIP, together with any other shares registered in such shareholder’ s name, equal or exceed 760 shares, those shares, including the DRIP shares, will not be affected by the split transaction.

Q:	What is the recommendation of our Board of Directors regarding the proposal?

A:
Our Board of Directors has determined that the split transaction is advisable and in the best interests of the Company’s shareholders, including affiliated and unaffiliated shareholders.  Our Board of Directors has unanimously approved the split transaction and recommends that you vote “FOR” approval of the split transaction at the annual meeting.

Q:	When is the split transaction expected to be completed?

A:
If the proposed amendments to our Articles of Incorporation are approved at the annual meeting, we expect the split transaction to be completed as soon as practicable thereafter.  We need to file the amendments with the Indiana Secretary of State for the split transaction to become effective.

Q:	Who is entitled to vote at the annual meeting?

A:
Holders of record of our common stock as of the close of business on February 15, 2008, are entitled to vote at the annual meeting.  Each of our shareholders is entitled to one vote for each share of our common stock owned at the record date.

Q:	What vote is required for our shareholders to approve the split transaction?

A:
For the amendments to our Articles of Incorporation to be adopted and the split transaction to be approved, holders of a majority of the outstanding shares entitled to vote at the annual meeting must vote “FOR” the split transaction.

Q:	What if the proposed split transaction is not completed?

A:
It is possible that the proposed split transaction will not be completed.  The proposed split transaction will not be completed if, for example, the holders of a majority of our common stock do not vote to adopt the proposed amendments to our Articles of Incorporation and approve the proposed split transaction.  Alternatively, even if shareholder approval is received, if the Board determines that it is not in the best interests of the Company’s shareholders to complete the transaction, the Board may decide to abandon it.  If the split transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	What happens if I do not return my proxy card?

A:
Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the split transaction, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the split transaction proposal.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible.  You may vote your shares by returning the enclosed proxy or by voting in person at the annual meeting of shareholders.  This proxy statement includes detailed information on how to cast your vote.

Q:	If my shares are held for me by my broker, will my broker vote those shares for me?

A:
Your broker will vote your shares only if you provide instructions to your broker on how to vote.  You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting by following the procedures outlined in this proxy statement.

Q:	Do I need to attend the annual meeting in person?

A:	No. You do not have to attend the annual meeting to vote your Company shares.

Q:	Will I have appraisal or dissenters’ rights in connection with the split transaction?

A:
No.  Under Indiana law, which governs the split transaction, you do not have the right to demand the appraised value of your shares or any other dissenters’ rights if you vote against the proposed split transaction.  Your rights are described in more detail under “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Appraisal Rights and Dissenters’ Rights” at page 40.

Q:	Should I send in my stock certificates now?

A:
No.  If you are the registered owner of fewer than 760 shares of common stock on the date the split transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for cash.  If you are the registered owner of 760 or more shares of our common stock, you will continue to hold the same shares after the split transaction as you did before.

Q:	If I own fewer than 760 shares and cannot locate my stock certificates, what should I do?

A:
If you are entitled to receive cash in the split transaction you will be sent a Letter of Transmittal with instructions for tendering your stock certificates.  Those instructions will explain what to do if you cannot find your stock certificates.  Generally, you will need to submit a lost share affidavit and a fee for a surety bond in lieu of submitting the lost, misplaced or destroyed stock certificate.

Q:	What are the tax consequences of the split transaction to me?

A.
There will be no tax consequences to you if you are the registered owner of 760 or more shares of Company common stock or if you hold shares with a brokerage firm or bank that owns through a nominee in the aggregate 760 or more shares of Company common stock.  If you receive cash in the split transaction because you are the registered owner of fewer than 760 shares of Company common stock, you will generally recognize gain or loss in the split transaction in an amount determined by the difference between the cash you receive and your adjusted tax basis in your shares of common stock surrendered.  See “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Federal Income Tax Consequences.”

Q:	Where can I find more information about the Company?

A.
We file periodic reports and other information with the SEC.  You may read and copy this information at the SEC’s public reference facilities.  Please call the SEC at 1-800-SEC-0330 for information about these facilities.  This information is also available at the Internet site maintained by the SEC at http://www.sec.gov.  General information about us is available at our Internet site at www.peoplesbancorp.us.  The information on our Internet site is not incorporated by reference into this proxy statement and does not form a part of this proxy statement.  For a more detailed description of the information available, please see pages 67 through 68.

Q:	Who can help answer my questions?

A.
If you have questions about the split transaction after reading this proxy statement or need assistance in voting your shares, you should contact Maurice F. Winkler, III, our President, at (260) 925-2500, or Steven H. Caryer, our Vice President and Chief Financial Officer, at (260) 837-9155.

ABOUT THE ANNUAL MEETING

Date, Time and Place of Annual Meeting

Our Board of Directors is asking for your proxy for use at our annual meeting of shareholders to be held on Wednesday, March 26, 2008, at 2:00 p.m., local time, at the LaQuinta Inn located at 306 Touring Drive, Auburn, Indiana, and at any adjournments or postponements of that meeting.

Matters to be Considered at the Annual Meeting

The purpose of the annual meeting is for you to consider and vote upon:

Proposal 1: The adoption of amendments to our Articles of Incorporation that will result in a reverse, followed by a forward, stock split transaction.  This transaction is comprised of:

•
a reverse stock split, in which each 760 shares of our common stock held in the record name of a shareholder at the effective time of the reverse stock split will be converted into one share of common stock; followed immediately by

•	a forward stock split, in which each share of common stock outstanding after completion of the reverse stock split will be converted into 760 shares of common stock.

Each record shareholder owning fewer than 760 shares of common stock immediately prior to the reverse stock split will receive a cash payment of $16.75 per share on a pre-split basis.

Proposal 2: The election of three directors, two to serve until 2011, and one to serve until 2010.

Proposal 3: The approval of the appointment of BKD, LLP, independent certified public accountants, as the auditors of the Company for the fiscal year ended September 30, 2008.

Proposal 4: Any necessary adjournment of the meeting to permit further solicitation of proxies in the event that insufficient shares are represented at the meeting.

Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the annual meeting.  The Board is not aware of any other business to be conducted at the annual meeting.

Record Date; Voting Power

You may vote at the annual meeting if you were the record owner of shares of our common stock at the close of business on February 15, 2008, which has been set as the record date.  At the close of business on the record date, there were 3,104,990 shares of our common stock, $1.00 par value per share, outstanding.  You are entitled to one vote on each matter considered and voted upon at the annual meeting for each share of common stock you held of record at the close of business on the record date.

Quorum

The presence, in person or by proxy, of a majority of our outstanding shares is necessary to constitute a quorum at the annual meeting.  Abstentions and broker non-votes are counted for purposes of establishing a quorum at the annual meeting.

Vote Required for Approval

Approval of the split transaction (Proposal 1) requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote at the annual meeting, or 1,552,496 of the 3,104,990 outstanding shares.  Because the executive officers and directors of the Company have the power to vote a total of 138,070 shares and because we believe that all of the executive officers and directors will vote in favor of the transaction, this means a total of 1,414,426 shares held by shareholders who are not executive officers or directors of the Company will be required to vote in favor of the transaction for it to be approved.  Because the executive officers and directors hold only approximately 4.5% of the voting power of our outstanding common stock, there is no assurance that the split transaction will be approved.  Approval of the amendments and the split transaction do not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.  Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the split transaction.

The election of directors (Proposal 2) will be determined by a plurality of the votes cast at the annual meeting.  Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting.  Broker non-votes, abstentions and instructions to withhold votes for one or more directors will result in that nominee receiving fewer votes but will not count as a vote against the nominee.

More votes cast in favor of the proposal than those cast against it are required to approve the Company’s independent public accountants (Proposal 3).  Abstentions and broker non-votes will not be treated as “No” votes and, therefore, will have no effect on this proposal.

The proposal to adjourn or postpone the annual meeting (Proposal 4), if necessary, must be approved by more votes cast in favor of that proposal than are cast against it.  Abstentions and broker non-votes will not be treated as “No” votes and, therefore, will have no effect on this proposal.

Voting and Revocation of Proxies

You may vote your shares in person by attending the annual meeting, or by mailing us your completed proxy if you are unable or do not wish to attend.  If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve the split transaction, the director nominees, BKD, LLP, as the Company’s auditors for the fiscal year ended September 30, 2008, and the proposal to adjourn or postpone the meeting, if necessary.

You can revoke your proxy at any time before the vote is taken at the meeting by:

•
delivering to Cheryl L. Taylor, our Corporate Secretary, at our corporate office at 212 West Seventh Street, P. O. Box 231, Auburn, Indiana 46706-1723, on or before the date of the annual meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	delivering to us at the annual meeting prior to the taking of the vote a later-dated and signed proxy card or a written revocation;

•	attending the annual meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once the vote has been taken.  Attendance at the annual meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the annual meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Solicitation of Proxies; Expenses of Solicitation

We are mailing this proxy material to our shareholders on or about February 22, 2008.

The enclosed proxy is solicited on behalf of our Board of Directors.  The cost of soliciting proxies in the accompanying form will be borne by us.  In addition to the use of mail, our officers and directors may solicit proxies by telephone or other electronic means.  These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.  In addition, the Company has retained Georgeson Inc. (the “Proxy Solicitor”) to solicit proxies on the Company’s behalf.  For acting as its proxy solicitor, the Company will pay the Proxy Solicitor a fee of $8,000, along with reimbursable expenses and custodial charges.

Other Matters to be Considered at Annual Meeting

As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above.  If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

PROPOSAL 1 - THE SPLIT TRANSACTION - SPECIAL FACTORS

Overview of the Split Transaction

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorp, an Indiana corporation, and is to be used at an annual meeting at which our shareholders, among other things, will be asked to consider and vote upon a proposal to amend our Articles of Incorporation.  If approved, the amendments will result in a 1-for-760 reverse split of our common stock, followed immediately by a 760-for-1 forward split of our common stock.

If the reverse and forward stock splits are approved as described below, record holders of fewer than 760 shares of our common stock prior to the reverse split will no longer be shareholders of the Company.  Instead, those shareholders will be entitled only to receive payment of $16.75 per share of common stock held prior to the reverse split.  Record shareholders holding 760 or more pre-split shares will remain shareholders.  We intend, immediately following the split transaction, to terminate the registration of our shares, and our registration and further reporting under the Securities Exchange Act of 1934.

If approved by our shareholders at the annual meeting and implemented by our Board of Directors, the split transaction will generally affect our shareholders as follows:

SHAREHOLDER POSITION PRIOR TO SPLIT TRANSACTION	EFFECT OF SPLIT TRANSACTION

Shareholders holding in registered name 760 or more shares of common stock	Shareholders will continue to hold the same number of shares they held prior to the split transaction.

Shareholders holding in registered name fewer than 760 shares of common stock	Shares will be converted into $16.75 per share of common stock outstanding immediately prior to the reverse stock split.

Shareholders holding common stock in “street name” through a nominee (such as a bank or broker)
The split transaction will be effected at the record shareholder level.  Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” by a bank or broker who holds through a nominee in the aggregate more than 760 shares for its customers will be subject to the forward split, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the split transaction.  If a shareholder owns fewer than 760 shares with a bank or broker who does not own of record in its own name or in a nominee name at least 760 shares in the aggregate for its customers, that shareholder will receive $16.75 per share of common stock outstanding immediately prior to the reverse stock split.

Our Board of Directors will have the discretion to determine if and when to effect the split transaction, and reserves the right to abandon the transaction even if it is approved by the shareholders.  Under applicable Indiana law, the Board has a duty to act in the best interest of the Company’s shareholders.  Accordingly, the Board reserves the right to abandon the split transaction after shareholder approval and before the effective time of the split transaction, if for any reason the Board determines that, in the best interest of the Company’s shareholders, it is not advisable to proceed with the split transaction.  The Board intends to complete the split transaction if approved by the Company’s shareholders, and the Board is unaware of any circumstance that would cause it to abandon the transaction, other than (i) a significant increase in transaction costs resulting from purchases of shares prior to the effective date of the split apparently made solely for the purpose of receiving the premium to be paid to holders of fewer than 760 shares or (ii) a determination that the approved split will not reduce the number of shareholders of record to fewer than 300.

The split transaction will become effective upon the filing of the necessary amendments to our Articles of Incorporation with the Indiana Secretary of State or a later date specified in that filing. The forms of the amendments to our Articles of Incorporation are attached to this proxy statement as Appendix A.  Under no circumstances would the Board consummate the reverse stock split and not the forward stock split, for the reasons set forth in “PROPOSAL 1—THE SPLIT TRANSACTION—SPECIAL FACTORS—Fairness of the Split Transaction.”

Although there is no date by which the split transaction must occur, we expect that if the shareholders approve and the Board elects to effect the split transaction, the split transaction will be completed as soon as practicable after the annual meeting (generally expected to be no later than three business days following the annual meeting).

Background of the Split Transaction

As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Proxy Statements and related materials;

•	Shareholder Annual Reports; and

•	Current Reports on Form 8-K.

In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, special Board and committee meeting fees, costs of printing and mailing shareholder documents, and EDGAR filing costs.  For the fiscal year ended September 30, 2007, the total costs, including costs of management and staff time, of being a public company were $129,000.  These costs have been increasing over the years, and we believe they will continue as a significant expense of the Company, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the Sarbanes-Oxley Act of 2002 (“SOX”).  We estimate that our costs and expenses incurred in connection with being a public company increased by approximately $13,000 in fiscal 2007.  We are projecting additional increases in such costs in fiscal 2008 of approximately $20,000 not considering the costs described in the next paragraph.

If the Company does not go private before September 30, 2008, it will need to file with its Form 10-K for that year a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of SOX.  Moreover, under Section 404 of SOX for the fiscal year ended September 30, 2009, an attestation report of the Company’s independent auditors on management’s assessment of the Company’s internal control over financial reporting will be required if the Company has not gone private by that date.  The SEC has proposed a deferral of that requirement to fiscal 2010, but that proposal has not yet been adopted.  The one-time costs of such initial compliance are estimated at $100,000 and $50,000 for each of the fiscal years ended September 30, 2008 and 2009, respectively (assuming the Company outsources the project).  These costs will be avoided if the shareholders approve the reverse/forward stock split described in this proxy statement.

Our Board of Directors and management believe that the recurring expense and burden of our SEC-reporting requirements described above are not cost efficient for the Company.  Becoming a non-SEC reporting company will allow us to avoid these costs and expenses.  In addition, once our SEC reporting obligations are suspended, we will not be subject to the provisions of SOX, and our officers will not be required to certify the accuracy of our financial statements under SEC rules.  However, we will continue to be subject to the rules and regulations imposed by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, including those relating to financial reporting.

There can be many advantages to being a public company, including a more active trading market and the enhanced ability to use Company stock to raise capital or make acquisitions.  However, there is a limited market for our common stock, and we have therefore not been able to effectively take advantage of these benefits.  This may be due, in part, to the relatively few number of shareholders owning the Company’s common stock and the fact that our directors and executive officers beneficially own and have voting power over only 4.5%.  In the past twelve months ending September 30, 2007, our common stock was not traded at all on 67 of the 250 trading days.  On the days traded during such period, our common stock had an average trading volume of 2,715 shares.  Moreover, our limited trading market makes it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price.  In contrast, the split transaction will allow our small shareholders to sell their shares at a fixed price that will not decline based upon the number of shares sold, and allow them to do so without incurring typical transaction costs.

Another potential advantage of being a public company is the ability to access capital markets to meet additional capital needs.  However, since becoming a public company in 1990, we have had no additional capital needs.  We have also not made any additional public offerings of common stock or any other equity or debt securities since our organization in 1990.  In addition, we have used our common stock as consideration for only one acquisition, that of Three Rivers Financial Corp. completed in 2000.  Currently, we do not anticipate issuing additional shares of common stock in either public or private transactions.

For these and other reasons noted below, our Board of Directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations.  As a result, during the past three years, our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to suspend our periodic reporting obligations to the SEC.

As far back as the May 2004 regular meeting of the Company’s Board of Directors, a discussion was held on Section 404 of SOX and the impact this would have on publicly traded companies and the advantages of remaining a publicly traded company were reviewed.  Maurice F. Winkler asked the directors to begin thinking about a possible tender offer or reverse stock split to take the Company private.

At the March 2005 regular Board meeting, discussion was again held on the costs related to SOX.  In May of 2005 Mr. Winkler informed the Board he was reviewing SEC guidelines regarding a possible tender offer to repurchase shares of stock from shareholders holding fewer than 100 shares.  Following discussion, it was the consensus of the Board for Mr. Winkler to continue his research.

The discussion continued and at the June 2005 regular Board meeting, Mr. Winkler reported he had contacted an attorney and was told that SEC regulations would apply to a regular or Dutch auction, a tender offer, or a reverse stock split.

At a regular Company Board meeting held on October 19, 2007, the burdens and costs and potential liabilities associated with filing reports as a public company, including risks associated with the officer certifications required by SOX, were reviewed and discussed by the directors.  Such potential liabilities make it more difficult to attract and retain directors and executive officers and generally result in higher costs, including increased compensation, director fees, and director and officer liability insurance premiums.  The directors focused on the illiquid trading market for the Company’s shares, the Company’s high capital position and the expenses involved in being a public company, including the costs of compliance with Section 404 of SOX.  Steps that could be taken to become a private company, including a reverse/forward stock split, a freeze-out merger, a tender offer, and open market repurchases were examined.  The directors resolved to initiate the process of moving forward with a possible going private transaction.

After the regular Board meeting, the directors held a special teleconference meeting at which they discussed the fact that the process of going private would take several months to complete and the transaction would need to be presented to the Company’s shareholders for their approval.  The directors discussed the fact that the annual meeting of shareholders, which is normally held in January of each year, would need to be delayed if the going private transaction were to be presented to a vote of shareholders at that meeting.  They tentatively set a new record date and meeting date for that meeting although they agreed to review those dates again, if necessary, to accommodate the timetable for the transaction.

At the next regular Company Board meeting held on November 20, 2007, the directors reviewed the available methods of reducing the number of our record shareholders to allow us to suspend SEC reporting requirements, including open market stock repurchases, a tender offer, a cash-out merger, reverse stock split, and a reverse/forward stock split.  For a more detailed discussion of the alternative methods of effecting a going private transaction that were reviewed by the Board see “—Reasons for the Split Transaction.”  The directors also considered the advantages and disadvantages of these possible structures.  If the Board decided to proceed with a going private transaction, the Board of Directors would need to consider the structure and price to be paid in any such transaction.

The Board also considered the fact that any shareholders who do not want to cease being shareholders of the Company could transfer shares into nominee name or purchase shares on the market either before or after the split transaction.  They also discussed the advisability of obtaining a fairness opinion in connection with any transaction in which shareholders were cashed out other than in a voluntary transaction.

The President of the Company had contacted two financial advisors to discuss their possible engagement as financial advisor to the Company in the going private transaction.  At the November meeting of the Board of Directors, Keller & Co., Inc. and Commerce Street Capital, LLC (“Commerce”) presented proposed engagement letters under which they would be engaged to represent the Company in considering the fairness of the split transaction to affiliated and unaffiliated shareholders cashed out in the transaction.  The Company decided to retain Commerce based on that firm’s extensive experience, knowledge and background in valuing financial institutions and holding companies and the proposed services.

At the next regular Company Board meeting held on December 18, 2007, the Company’s Chief Financial Officer, Steven H. Caryer, presented a report showing the costs of compliance with Section 404 of SOX.  The report indicated that it would cost the Company approximately $45,000 to do the necessary work internally or $100,000 to outsource the work to a third party.  The Board concluded that the time that would be required from at least five employees at Peoples Federal, including Mr. Caryer, the Controller of Peoples Federal, an accounting employee, an internal auditor, and an assistant auditor to perform the work in-house would be at an unacceptable level, as it would divert them from other responsibilities they needed to perform for the Company.  Mr. Caryer estimated that his time devoted to matters for the Company was projected to increase from 25% to 35%, the Controller’s time was projected to increase from 5% to 25%, the accounting employee’s time was projected to increase from 5% to 25%, the internal auditor’s time was projected to increase from 1% to 15%, and the assistant auditor’s time was projected to increase from 1% to 15%, as a result of the requirements of SOX.

The directors discussed the fact that from a management time, cost and liability standpoint, it appeared that it would be in the best interests of the Company and its shareholders to become a private company.

The Company also discussed possible stock split ratios which could be used to reduce the number of the Company’s record shareholders to less than 300, concluding that a 1 for 760 share split made the most sense given the Company’s objectives.  Prices that could be paid to such shareholders were discussed, including the basis for those possible prices.

At the meeting held on December 18, 2007, Commerce presented three different ways of determining the price to be paid to shareholders to be cashed out in the transaction.  The Company tentatively concluded, based on the information provided and subject to the receipt of a fairness opinion from Commerce, that $16.75 would be an appropriate amount to pay non-continuing shareholders in the split transaction.  In reaching that conclusion, the Company considered the premiums provided in other “going private” transactions as well as other methodologies for arriving at such price.  It also focused on the fact that the $16.75 per share price exceeded recent market prices for the Company common stock and prices the Company paid for its shares during the first quarter of fiscal 2008 pursuant to its stock repurchase program..  This seemed to be a fair price based on the information presented by Commerce and yet was not so high as to be unfair to shareholders not cashed out in the transaction.  The Company again considered the fact that shareholders who did not wish to be cashed out at that price could purchase additional shares on the market either before or after the transaction was completed, or transfer their currently held shares into nominee name through a broker to avoid being cashed out.

At a meeting of the Company’s Board held on December 28, 2007, the Board considered a draft proxy statement for the annual meeting at which the reverse/forward stock split would be presented to a vote of shareholders, along with a draft Schedule 13E-3.

Prior to the meeting, the directors had been provided a draft of the fairness opinion to be rendered by Commerce.  A representative of Commerce indicated that Commerce would be able to render such an opinion based on a price of $16.75 per share to the shareholders cashed out in the transaction. The Board adopted resolutions recommending to the shareholders the proposed split transaction with a cash payment of $16.75 per share to the shareholders who were to be cashed out in the transaction.

After reviewing the draft fairness opinion of Commerce and following discussion, the Board approved the split transaction by means of a 1 for 760 reverse stock split followed by a 760 for 1 forward stock split, pursuant to which shareholders owning fewer than 760 shares would receive $16.75 in cash for their pre-split shares of our common stock.  Following the Board’s determination of the $16.75 per share price, Commerce delivered its oral opinion that the $16.75 per share cash consideration to be paid to shareholders holding fewer than 760 shares of our common stock prior to the reverse stock split was fair from a financial point of view to our shareholders.

Thereafter, Commerce delivered to the Board its written fairness opinion, dated February 15, 2008, a copy of which is attached as Appendix B.

Reasons for the Split Transaction

The Company is undertaking the split transaction at this time to end our SEC reporting obligations, which will enable us to save the Company and our shareholders the substantial costs associated with being a reporting company.  The specific factors considered in electing at this time to undertake the split transaction and become a non-SEC reporting company are as follows:

•
We estimate that we will eliminate costs of approximately $129,000 on an annual basis by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications.  These expenses include legal expenses ($6,000), accounting expenses ($20,000), printing, EDGAR and miscellaneous costs ($29,000), Nasdaq listing fees ($30,000), and costs of staff and management time spent on reporting and securities law compliance matters ($44,000).

•
If the Company does not go private before September 30, 2008, it will need to file with its Form 10-K for that year a report of management on the Company’s internal control over financial reporting pursuant to Section 404 of SOX.  Moreover, under Section 404 of SOX for the fiscal year ended September 30, 2009, an attestation report of the Company’s independent auditors on management’s assessment of the Company’s internal control over financial reporting will be required if the Company has not gone private by that date.  The SEC has proposed a deferral of that requirement to fiscal 2010, but that proposal has not yet been adopted.  The one-time costs of such initial compliance are estimated at $100,000 for the fiscal year ended September 30, 2008, and $50,000 for the fiscal year ended September 30, 2009(assuming the Company outsources the project).  These costs will be avoided if the shareholders approve the reverse/forward stock split described in the accompanying proxy statement.

•
We believe that, as a result of the recent disclosure and procedural requirements resulting from SOX, the legal, accounting and administrative expense, and diversion of our Board of Directors, management and staff effort necessary to continue as an SEC-reporting company will remain significant, particularly in view of the requirements of Section 404, without a commensurate benefit to our shareholders.  We expect to continue to provide our shareholders with Company financial information by disseminating our annual reports, but we anticipate that the costs associated with these reports will be substantially less than those we incur currently.

•
In the Board of Directors’ judgment, little justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of SOX, given the low trading volume in our common stock and that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future.  If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital if required, or that the cost of any required additional capital will be attractive.

•
The expense of administering accounts of small shareholders is disproportionate to their ownership in the Company.  As of the record date, approximately 748 of our 1,008 shareholders of record beneficially own fewer than 760 shares of our common stock.  These shareholders owned approximately 5.6% of our shares of common stock on the record date.  A disproportionate amount of our administrative expenses relating to shareholder accounts and reporting requirements is attributable to those shareholders.

•
The split transaction allows non-continuing shareholders to receive fair value and cash for their shares, in a simple and cost-effective manner, particularly given the possible ineffectiveness and inefficiencies of a tender offer, an open market share repurchase or a cash-out merger.  Shareholders owning under 760 shares may find it uneconomical to dispose of those shares due to minimum brokerage commissions which are often charged.

•
The split transaction will allow the non-continuing shareholders to realize what our Board has determined to be fair value for their Company common stock, without incurring brokerage commissions.  In addition to the fairness opinion of Commerce, the Board considered the following specific factors in reaching its conclusion that the price to be paid in the reverse stock split to certain unaffiliated shareholders in lieu of fractional shares is fair to such shareholders.  Individual directors may have given differing weights to different factors.  Due to the relative illiquidity of the common stock, the Board as a whole generally placed more emphasis on the fairness opinion than on the stock prices as quoted on Nasdaq, and the Board ultimately relied on the findings of Commerce in determining that the $16.75 price per share is fair to unaffiliated shareholders.

Current and Historical Market Prices of the Company’s Common Stock.  Although the common stock is quoted on Nasdaq, there is a limited trading market for the common stock.  The high and low sale prices for the common stock from October 1, 2006 to September 30, 2007, ranged from a high of $20.78 on October 24, 2006, to a low of $15.45 per share on September 27, 2007.  The closing sale price of the common stock on December 27, 2007, which was the last trading day on which the common stock was traded before announcement of the proposed reverse stock split on December 28, 2007, was $14.20 per share.

Premium Over Market Price.  In order to increase the value of the transaction to those unaffiliated shareholders who hold fewer than 760 shares pre-split and thus will be cashed out in the reverse stock split, the Board decided to add a premium over current market prices in determining the price to be paid for fractional shares.  The $16.75 price to be paid for fractional shares includes a premium of $2.55 per share (17.96%) over the last closing trading price of $14.20 prior to the announcement of the split transaction on December 28, 2007, and a premium of $1.65 per share (10.93%) over the average closing trading price of $15.10 for the thirty calendar days prior to December 28, 2007.

Net Book Value.  As of September 30, 2007, the book value per share of common stock was $19.97, and the $16.75 per share price represents 84% of that book value.

Going Concern Value. Based on applicable Indiana law, the Board of Directors concluded that going concern value, in the context of a reverse/forward stock split, should not be given much weight, as shareholders cashed out in the transaction can avoid its effects by purchasing a sufficient amount of stock to survive the reverse stock split or by simply using the payment received in the reverse stock split to purchase shares of the Company common stock after the transaction is effective.  If the cashed-out shareholders are awarded the value of the Company as a going concern, they, rather than the Company and its continuing shareholders, would receive a windfall.  The cashed-out shareholders could capture the full proportionate value of the fractional interest, return to the market and buy new stock at the market price, and realize the going concern value a second time should the Company ever merge or otherwise become subject to a change of control transaction.

Liquidation Value. The Board did not consider the liquidation value of the Company when selecting the purchase price.  A liquidation analysis is not believed to be a relevant factor because the liquidation of a bank or discontinuance of a bank’s operations is not considered to be a viable alternative.  Historically, banks have generally only been liquidated in the event of insolvency or receivership.  Neither the Company’s management nor the Board has any intention of liquidating Peoples Federal.

Stock Repurchases.  In reaching its determination as to fairness of the $16.75 per share price, the directors considered the purchase prices paid by the Company in previous purchases pursuant to its stock repurchase programs.  See “COMMON STOCK PURCHASE INFORMATION.”  In the 15 months ending December 31, 2007, those prices ranged from $15.60 to $21.85 per share.  The directors did not consider these prices to be a material factor in their consideration of the fairness of the split transaction, because these purchase prices generally approximated the then-market value of our common stock.  As discussed above, given the relatively low number of trades in our common stock, we feel that market price is not necessarily the most appropriate measure of our common stock’s fair value.

Completing the split transaction at this time will allow us to begin to realize cost savings, and will allow our management to focus on long-term beneficial business prospects to our shareholders, customers and communities.

We considered that some shareholders may prefer to continue as shareholders of the Company as an SEC-reporting company, which is a factor weighing against the split transaction.  However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages.  We have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of advantages that our status as an SEC-reporting company may offer.  Moreover, those shareholders wishing to remain shareholders have the option of purchasing shares so that their total shares exceed 760 or transferring the shares they own into nominee name.

In view of the wide variety of factors considered in connection with its evaluation of the split transaction, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

We reviewed and considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the split transaction.  The following were the alternative transactions considered, but rejected:

•
Tender Offer to Shareholders.  Our Board of Directors determined that it would require more funds to effect a tender offer.  In addition, there might not be a sufficient number of record shareholders tendering their shares to reduce the number of shareholders of record below 300, resulting in the requirement of a second-step merger.

•
Open Market Stock Repurchase.  The Board considered announcing a stock buy-back plan and purchasing shares on the open market. Although the expenses associated with such a transaction would be low, it might not result in the desired reduction of shareholders of record.  The Board determined that an open market stock repurchase might not achieve the record shareholder reduction objective.

•
Cash-Out Merger.  The Board considered a cash-out merger of the Company into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the split transaction.  This type of merger would have the same net effect on our shareholders as the split transaction.  However, the Board determined that a cash-out merger was not a preferable option because it did not offer any advantages over the split transaction, but would have required the formation of a new corporation, more documentation than the split transaction, including a plan of the merger, and likely increased costs.

•
Business Combination. Although in the past, the Board considered possible affiliations with other financial institutions, it concluded that the Company’s shareholders would be better served if the Company achieved the cost savings attributable to going private and focused on business strategies to enhance shareholder value as an independent customer-oriented and community-based financial institution.  The Board has not engaged in any discussions with other financial institutions concerning a business combination during the past 33 months.

•
Maintaining the Status Quo.  The Board considered maintaining the status quo.  In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits.  Thus, the Board considered maintaining the status quo not to be in our best interests or the best interests of our shareholders and rejected this alternative.

Fairness of the Split Transaction

Based on a careful review of the facts and circumstances relating to the split transaction, our Board of Directors believes that the split transaction and the terms and provisions of the split transaction, including the cash to be paid to non-continuing shareholders, are substantively and procedurally fair to our affiliated and unaffiliated shareholders.  Our Board of Directors unanimously approved the split transaction.

Substantive Fairness

In concluding that the terms and conditions of the split transaction, including the cash to be paid to the non-continuing shareholders, are substantively fair to our unaffiliated shareholders, our Board of Directors considered a number of factors.

The factors that our Board of Directors considered positive for all unaffiliated shareholders, including both those that are continuing and non-continuing shareholders, included the following:

•
our smaller shareholders who prefer to remain as shareholders of the Company, despite the Board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 760 shares of common stock in their own names immediately prior to the split transaction or transferring their registered shares into nominee name with a broker who holds in nominee name over 760 shares;

•
beneficial owners who hold their shares in “street name,” who would be cashed out if they were record owners instead of beneficial owners, and who wish to be cashed out as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they will be cashed out;

•	shareholders receive limited benefit from our being an SEC-reporting company because of our size and the limited trading of our common stock; and

•	the holders of a majority of the shares of the Company’s common stock must vote in favor of the split transaction in order for it to occur.

In addition to the positive factors applicable to all of our shareholders set forth above, the factors that the Board of Directors considered beneficial for the unaffiliated shareholders that are non-continuing shareholders included:

•
the cash price of $16.75 represents a 17.96% premium per share over the last closing trading price of $14.20 prior to the announcement of the split transaction on December 28, 2007; and a 10.93% premium per share over the average closing trading price of $15.10 for the thirty calendar days prior to December 28, 2007; and represents 18.82 times earnings per share for fiscal 2007;

•	the factors relating to the fairness of the $16.75 per share price set forth on pages 28 through 34 hereof;

•
our common stock trades infrequently, not trading at all on 67 of the 250 trading days during the twelve months ended September 30, 2007, and with an average trading volume on the trading days during that period of only 2,715 shares, a volume that the Board felt did not provide our shareholders with sufficient opportunity to readily obtain cash for a significant number of shares;

•	the cash to be paid to non-continuing shareholders in the split transaction will provide certainty of value to those shareholders and immediate liquidity for them; and

•	no brokerage or other transaction costs are to be incurred by them in connection with the transfer of their shares to the Company.

The factors that the Board of Directors considered positive for the affiliated and unaffiliated shareholders that are continuing shareholders included:

•	they will continue to have the opportunity to participate in our future growth and earnings;

•	they will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements;

•
the fact that we anticipate that our shares will continue to be traded on the OTC Bulletin Board (“OTCBB”) or in the pink sheets electronic quotation system after the split transaction, which will provide opportunities for continuing shareholders to trade their shares in the future;

•
although net income for the year ended September 30, 2007, on a pro forma basis would decrease from $2,801,416 ($.89 per share) on a historical basis to approximately $2,731,416, earnings per share increases to $.91 on a pro forma basis as a result of the split transaction;

•
the Company anticipates that the book value per share of common stock as of September 30, 2007, will be increased from $19.97 per share on a historical basis to $20.13 per share on a pro forma basis, which represents a .80% change in the book value per share of our common stock as a result of the split transaction; and

•
the two step structure of the split transaction will avoid disruption to holders of 760 or more shares of our common stock, who are not being cashed out in the transaction, by avoiding the requirement that these shareholders forward their stock certificates to the Company for cash for fractional shares of common stock and replacement stock certificates for whole shares of common stock.

The Board also considered the per-share purchase price to be fair from the perspective of continuing shareholders, as it was based on a price that willing buyers and sellers pay for the shares on the market, and that the purchase of shares in the split transaction at this price was a good use of the Company’s excess capital at this time.

The Board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the split transaction to the unaffiliated non-continuing shareholders, including that, unless they take specific steps to avoid being cashed out, such as purchasing more shares or transferring their shares into a brokerage account that would avoid the elimination of their shares:

•
they will be required to surrender their shares involuntarily in exchange for the cash-out price determined by the Board without the opportunity to liquidate their shares at a time and for a price of their choosing;

•	they will not have the opportunity to participate in any of our future growth, earnings and dividends; and

•	they will be required to pay income tax on the receipt of cash in the split transaction.

The factors that our Board of Directors considered as potentially negative for the affiliated and unaffiliated shareholders that are continuing shareholders included:

•
they will have reduced access to our financial information once we are no longer an SEC-reporting company, including forms filed by our directors and executive officers reporting changes in their beneficial ownership, although we do intend to continue to provide the continuing shareholders with our annual reports and the Company and Peoples Federal will continue to be subject to the filing requirements of the Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation;

•	the fact that future business partners might require more information from us before entering into a business relationship due to the lack of publicly available information about us;

•	the fact that we may have a lower public profile in our community, which may be a negative factor with some of our customers;

•
the fact that continuing shareholders will lose certain protections currently provided under the Securities Exchange Act of 1934, such as limitations on short-swing transactions by executive officers and directors under Section 16 of that Act;

•
the liquidity of our shares of common stock held by continuing shareholders may be further reduced by the termination of the registration of the common stock under the Securities Exchange Act of 1934 and the delisting of the common stock from the Nasdaq market.  Future trading in our shares after we go private if it occurs will only occur in the OTCBB, the pink sheets electronic quotation system or in privately negotiated sales; and

•
the Company expects to pay approximately $3,019,196 (including expenses) to effect the split transaction.  This amount may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.

Our Board of Directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the split transaction to our affiliated and unaffiliated shareholders, whether they be continuing or non-continuing shareholders and that the foregoing factors are outweighed by the positive factors previously described.

Procedural Fairness

We believe that the split transaction is procedurally fair to our unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders.  The factors that our Board of Directors considered positive for all shareholders, including both continuing and non-continuing shareholders, included the following:

•	the split transaction is being effected in accordance with all applicable requirements of Indiana law;

•
the Board obtained a fairness opinion from an independent third party concerning the price to be paid to cash out shareholders, and the Board of Directors imposed no limitations upon Commerce with respect to the investigation made or procedures followed in rendering its fairness opinion;

•	the Company retained and received advice from legal counsel in evaluating the terms of the split transaction;

•
management and the Board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the split transaction, or potentially ineffective in achieving the goals of providing cash and value to the non-continuing shareholders as soon as possible and eliminating the costs and burdens of public company status;

•
shareholders will have the opportunity to determine whether or not they will remain shareholders after the split transaction by acquiring sufficient shares so that they hold at least 760 shares immediately prior to the split transaction or transferring their shares into nominee name or selling sufficient shares so that they hold fewer than 760 shares immediately prior to the split transaction, so long as they act sufficiently in advance of the split transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on the effective date of the split transaction;

•
the Company has sufficient cash resources to undertake the necessary actions to finance the split transaction, with total expenditures estimated at $3,019,196, and therefore the split transaction should not materially affect our financial condition and results of operations; and

•	the holders of a majority of the shares of the Company’s common stock must vote in favor of the split transaction in order for it to occur.

The Board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both continuing and non-continuing shareholders to the same degree, on the procedural fairness of the split transaction:

•	the transaction is not structured to require approval of at least a majority of shareholders being cashed out in the split transaction; however, we determined that any such voting requirement would improperly usurp the power of the holders of a majority of our outstanding shares to consider and approve the proposed amendments, as provided in our Articles of Incorporation;

•	no appraisal or dissenters’ rights are available under Indiana law to shareholders who dissent from the split transaction;

•	we did not receive a valuation of our common stock by an independent appraiser; and

•	we did not appoint a special committee of independent directors to consider the split transaction as a majority of the members of the Company’s Board of Directors are independent.

The Board of Directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the split transaction to our unaffiliated shareholders, whether they are continuing or non-continuing shareholders, and the foregoing factors are outweighed by the procedural safeguards previously described.

In addition, with respect to the determination not to seek a valuation, our Board felt that the fairness opinion to be given by Commerce provided sufficient procedural safeguards with respect to the cash to be paid to the non-continuing shareholders, and determined that it would be unnecessary to incur the additional cost associated with obtaining a valuation.

Because shareholders will have the opportunity to adjust their share ownership levels and thereby elect whether or not to remain a shareholder, the Board did not consider the absence of appraisal rights to be a significant factor with respect to the split transaction.

We therefore believe that the split transaction is substantively and procedurally fair to our affiliated and unaffiliated shareholders, including those that are continuing shareholders and those that are non-continuing shareholders, for the reasons and factors described above.  In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole.

We have not made any provision in connection with the split transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense.  With respect to unaffiliated shareholders’ access to our corporate files, our Board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders.  With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the Board did not consider these actions necessary or customary.  Our Board also considered the fact that under Indiana corporate law, and subject to certain conditions set forth under Indiana law, shareholders have the right to review our relevant books and records of account.

Effects of the Split Transaction on Affiliates

The split transaction will impact both affiliated and non-affiliated shareholders of the Company.  As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of the Company, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.  All of the affiliated shareholders of the Company own over 760 shares of Company common stock (except for one officer holding 726 shares in nominee name under the Company’s 401(k) Plan who, accordingly, will not be cashed out).  Therefore, the effects of the split transaction on each of the affiliated shareholders will be the same.  We expect that our executive officers and directors will beneficially own approximately 138,070 shares (excluding unexercised options) as a group immediately after the split transaction.  For more information regarding the beneficial ownership of directors and executive officers of the Company, see “PROPOSAL 2—ELECTION OF DIRECTORS OF THE COMPANY—Voting Securities and Principal Holders Thereof.”

Other potential effects of the split transaction which are unique to the affiliated shareholders include the following:

•
Reduced reporting requirements for officers and directors.  The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Securities Exchange Act of 1934 with respect to changes in their beneficial ownership of our common stock.

•
Share Ownership. If the split transaction occurs, we expect that the percentage of beneficial ownership of voting common stock of the Company held by executive officers and directors of the Company as a group will increase from 4.5% to 4.7% resulting in greater voting power for affiliated shareholders and less for non-affiliated shareholders.

•
Net Book Value.  The aggregate net book value of the Company, as of September 30, 2007, with respect to the directors’ and executive officers’ relative ownership is expected to decrease $17,827 from $2,791,485 to $2,773,658, or a decrease of approximately .64%.

•
Net Income.  The directors’ and executive officers’ interest in the net income from continuing operations of the Company for the fiscal year ended September 30, 2007, would increase from $126,090 on a historical basis to approximately $128,310 on a pro forma basis as a result of the split transaction, an increase of approximately 1.76%.

Determination of Fairness of Split Transaction By Affiliates

Erica D. Dekko, Maurice F. Winkler, III, Bruce S. Holwerda, Stephen R. Olson, John C. Thrapp, G. Richard Gatton, Douglas D. Marsh, Cheryl L. Taylor, Steven H. Caryer, Jeffrey H. Gatton, and Jeffrey L. Grate are considered “affiliates” of the Company due to their positions in senior management and/or on the Board of Directors of the Company.  The affiliates who are not Board members reviewed the same information regarding the split transaction that the Board reviewed and considered the same factors as the Board of Directors.  Each of these affiliates adopts the analysis of the Board of Directors which is discussed in this proxy statement and has separately determined that the split transaction is fair to affiliated and unaffiliated shareholders.

Board Recommendation

Our Board of Directors believes the terms of the split transaction are fair and in the best interests of our unaffiliated and affiliated shareholders and unanimously recommends that you vote “FOR” the adoption of the amendments to our Articles of Incorporation that will allow us to effect the split transaction.

Fairness Opinion of Financial Advisor

At a meeting of the Board of Directors on December 28, 2007, Commerce Street Capital, LLC (“Commerce”) rendered an oral opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of the Company of the consideration received as a result of cashing out certain shares in conjunction with the proposed reverse stock split.  Commerce’s fairness opinion was addressed to the Board of Directors as to the fairness of the offer price, from a financial point of view, to the shareholders of the Company of the consideration received as a result of the reverse stock split by the shareholders who will be cashed out in the split transaction.  The Board of Directors unanimously approved the split transaction.  While Commerce advised and assisted the Company in considering the desirability of the decision to privatize, Commerce’s opinion does not consider the merits of the Company’s decision to privatize, but addresses only the fairness of the consideration received for those shareholders being cashed out.

The full text of the opinion of Commerce, which is attached as Appendix B to this document, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Commerce, and should be read in its entirety.  The summary of the Commerce opinion set forth in this document is qualified in its entirety by reference to the full text of Commerce’s opinion. The opinion of Commerce is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to any action that such shareholder should take in the matter, or otherwise.

The Board of Directors of the Company retained Commerce to act as its financial advisor in connection with the proposed going private transaction (the “split transaction”).  As part of its engagement, Commerce rendered an opinion at the Company’s request with respect to the fairness of the cash consideration to be paid to fractional shareholders in the split transaction (the “Consideration”), from a financial point of view, to the Company’s shareholders.  On December 18, 2007 Commerce delivered to the Board a report regarding its evaluation of and analysis concerning the Company’s common stock.  Commerce then delivered an oral opinion on December 28, 2007 to the Board that as of such date, the Consideration to be paid to fractional shareholders was fair, from a financial point of view, to all Company shareholders.  Commerce delivered its written opinion on February 15, 2008.

Commerce is a national investment banking firm, and the Company selected Commerce as an advisor based on the firm’s reputation, its experience in investment banking, its extensive experience and knowledge of the banking market, its recognized expertise in the valuation of financial institutions, and its familiarity with Company.  Commerce, through its investment banking business, specializes in banks and thrifts and is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

In connection with providing its fairness opinion and other services rendered in connection with the split transaction, Commerce received no specific instructions from the Company’s Board of Directors other than to provide the Board with an opinion stating whether or not the Consideration would be fair to the Company’s shareholders from a financial point of view.  No limitation was imposed on Commerce with respect to the scope of Commerce’s investigation in rendering its services.

In rendering its opinion, Commerce:

(1)	Reviewed, among other things,

•	Annual Reports on Form 10-K for Company for the four fiscal years ended September 30, 2007; and

•	Other financial information concerning the business and operations of Company furnished to Commerce by the Company for purposes of Commerce’s analysis.

(2)	Held discussions with members of senior management of Company regarding

•	historical and current business operations;

•	financial condition; and

•	future prospects

(3)
Reviewed the historical market price and trading activity for the common stock of Company and compared market activity of the Company’s common stock with market activity of shares of certain publicly traded companies deemed relevant;

(4)	Reviewed the results of operations of the Company with those of certain financial institutions deemed relevant;

(5)	Reviewed the financial terms of other going private transactions deemed relevant; and

(6)	Performed other studies and analyses that it deemed appropriate.

In conducting its review and arriving at its opinion, Commerce relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Commerce or that was discussed with, or reviewed by Commerce or that was publicly available.  Commerce did not attempt or assume any responsibility to verify such information independently.  Commerce relied upon the management of Company as to the reasonableness and achievability of financial and operating forecasts and projections (and assumptions therefor) provided to Commerce.  Commerce assumed, without independent verification, that the aggregate allowance for loan and lease losses for the Company was adequate to cover those losses.  Commerce did not make or obtain any evaluations or appraisals of any assets or liabilities of Company and Commerce did not examine any books and records or review individual credit files.

The projections furnished to Commerce and used by it in certain of its analyses were prepared by Company senior management.  Company does not disclose internal management  projections of the type provided to Commerce in connection with its review of the split transaction.  As a result, such projections were not prepared with a view towards public disclosure.  The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set for the projections.

A copy of Commerce’s written opinion dated February 15, 2008, which sets forth the assumptions made, matters considered and extent of review by Commerce, is attached to this proxy statement as Appendix B.  You should read the fairness opinion carefully and in its entirety.  The following summary of Commerce’s opinion is qualified in its entirety by reference to the full text of the opinion.  Commerce’s opinion is addressed to the Company’s board and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the annual meeting with regard to the split transaction.

The Company has agreed to pay Commerce a fee of $17,500 as compensation for financial advisory services rendered in connection with the split transaction, including a fee that is contingent on the delivery of Commerce’s written opinion.  In addition, the Company has agreed to reimburse Commerce for its reasonable out-of-pocket expenses incurred by it on the Company’s behalf, and to indemnify Commerce against certain liabilities, including those which may arise under the federal securities laws.

The following is a summary of the material analyses performed by Commerce in connection with its opinion.  The summary is not a complete description of the analyses underlying the Commerce opinion or the presentation made by Commerce to the Company board, but summarizes the material analyses performed and presented in connection with such opinion.  The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  In arriving at its opinion, Commerce did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  The financial analyses summarized below include information presented in tabular format.  Accordingly, Commerce believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.  The tables alone do not constitute a complete description of the financial analyses.

Discounted Cash Flow Analysis

Using discounted dividends analysis, Commerce estimated the present value of the future stream of dividends that Company could produce over the next five years, under various circumstances, assuming Company performed in accordance with management’s earnings forecast for fiscal 2008, earnings grow 4% annually in 2009 to 2012, and cash dividends of $0.76 per share for 2008 increase by 4% as well.  Commerce then estimated the terminal values of Company common stock at the end of the period by applying multiples ranging from 16 to 22 of projected earnings per share in year five.  The terminal values were then discounted to present values using discount rates of 10% and 11% chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Company common stock.  This discounted dividend analysis indicated a reference range of between $13.75 and $18.53 per share of Company common stock.

Discounted Cash Flow Analysis - Peoples Bancorp
(Dollars in thousands, except per share amounts)

PRESENT VALUE OF PFDC

		Terminal Value as a Multiple of 2012 Projected Earnings
	Price / Earnings:	16.00 x	19.00 x	22.00 x

Discount Rate:

10.0%		$14.32	$16.43	$18.53

11.0%		$13.75	$15.76	$17.77

Selected Peer Group Analysis

Commerce compared the financial performance and market performance of Company to those of a group of comparable Midwestern public thrift organizations.  The comparisons were based on various financial measures including:

•	Earnings performance

•	Operating efficiency

•	Net interest margin

•	Capital

•	Asset quality

Comparisons to market performance included:

•	Price to last twelve months core earnings per share

•	Price to book value

•	Price to tangible book value

•	Dividend yield

To perform this analysis, Commerce used the financial information as of and for the twelve months ended September 30, 2007 and market price information as of December 10, 2007.  The 24 companies in the peer group included the following:

Citizens First Bancorp Inc.	MI	CTZN
First Defiance Financial	OH	FDEF
BankFinancial Corp	IL	BFIN
CFS Bancorp Inc.	IN	CITZ
HMN Financial Inc.	MN	HMNF
Pulaski Financial Corp.	MO	PULB
HF Financial Corp.	SD	HFFC
MutualFirst Financial Inc.	IN	MFSF
HopFed Bancorp Inc.	KY	HFBC
First Federal Bankshares Inc.	IA	FFSX
NorthWest Indiana Bancorp	IN	NWIN
MFB Corp.	IN	MFBC
First Capital Inc.	IN	FCAP
Ameriana Bancorp	IN	ASBI
Wayne Savings Bancshares	OH	WAYN
First Clover Leaf Fin Corp.	IL	FCLF
First Bancorp of Indiana Inc.	IN	FBEI
Sturgis Bancorp	MI	STBI
River Valley Bancorp	IN	RIVR
LSB Financial Corp.	IN	LSBI
First Franklin Corp.	OH	FFHS
First BancTrust Corp.	IL	FBTC
FFW Corp.	IN	FFWC
Central Federal Corp.	OH	CFBK

Commerce’s analysis showed the following concerning the Company’s financial performance

	Median	Company
Return on Average Assets	0.56%	0.57%
Return on Average Equity	6.23%	4.44%
Net Interest Margin	2.91%	3.03%
Efficiency Ratio	73.60%	73.85%
Equity / Assets	8.72%	13.22%
Tangible Equity / Tangible Equity	8.06%	12.78%
Nonperforming Assets / (Loans + ORE)	1.32%	0.89%
Net Charge Offs / Average Loans	0.15%	0.04%

Commerce’s analysis showed the following concerning the Company’s market performance

	Median	Company
Price / Last Twelve Months Core EPS	16.5 x	17.9 x
Price / Book Value	96.2%	79.6%
Price / Tangible Book Value	103.5%	82.8%
Dividend Yield	3.3%	4.8%
Dividend Payout Ratio	56.0%	85.4%

Comparable Split Transaction Analysis

In addition to other financial analyses performed by Commerce, Commerce also looked at transactions deemed similar to the contemplated split transaction to determine what premium, if any, has been paid in some other transactions deemed similar.  In its analysis, Commerce selected 12 transactions deemed comparable announced since January 1, 2006 engaged to ultimately de-register that company’s common stock from reporting requirements under the Securities Exchange Act of 1934.  Commerce relied on the reported acquisition price paid by these companies in connection with the comparable transactions and compared that price to the recently reported trading prices for the same shares to determine a median and average premiums paid.  By observing premiums paid in other similar transactions of publicly traded companies, Commerce was able to estimate a range of premiums comparable for the cash out price.  Commerce did not consider the trading history of the 12 subject companies other than the recent trading price as compared to the announced acquisition price pursuant to the comparable transaction.

The following is a list of the 12 transactions considered by Commerce in its premium analysis:

Company	Ticker	Announce Date	Assets ($000s)	Premium

Treaty Oak Bancorp, Inc.	TOAK	11/15/07	115,000	10.0%
Tri-State 1st Banc, Inc.	TSEO	11/09/07	104,317	25.5%
CB Financial Corp.	CBFJ	10/25/07	190,371	25.0%
Citizens Bancorp	CZBC	09/11/07	362,014	23.7%
PSB Group, Inc.	PSBG	05/24/07	507,456	38.6%
Northway Financial, Inc.	NWFI	04/16/07	678,729	24.5%
Regional Bancshares, Inc.	none	04/09/07	87,515	11.5%
Monarch Community Bancorp, Inc.	MCBF	02/16/07	291,274	27.4%
American Bank, Inc.	AMBK	02/08/07	504,289	15.8%
Ohio State Bancshares, Inc.	OSBI	01/12/07	143,309	3.0%
Harbor Bancshares Corporation	HRBK	05/12/06	250,955	17.00%
Home City Financial Corporation	HCFL	01/26/06	149,553	11.90%

Median				20.4%
Average				17.99%
High				38.60%
Low				3.00%

Summary

The opinion as expressed by Commerce was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion.  Events occurring after the date of the opinion including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of Company could materially affect the assumptions used in preparing this opinion.

Availability of Documents

Commerce’s fairness opinion is attached as Appendix B to this proxy statement.  In addition, the fairness opinion will be made available for inspection and copying at our principal executive offices, located at 212 West Seventh Street, Auburn, Indiana 46706-1723, during our regular business hours by any interested shareholder or representative who has been designated in writing.  A copy of these materials will also be sent to any interested shareholder or representative who has been designated in writing, upon written request and at the expense of the requesting shareholder.

Structure of the Split Transaction

The proposed transaction has been structured as a two-step stock split transaction to allow small shareholders easily to obtain the fair value in cash for their shares, to avoid disruption to shareholders of 760 or more shares who would not be cashed out in the transaction, and to limit the costs of the split transaction by avoiding costs associated with cashing out the fractional shares of the holders of 760 or more shares of common stock and reissuing stock certificates to those shareholders.

The Board elected to structure the transaction to take effect at the record shareholder level, meaning that the Company will look at the number of shares registered in the name of a single holder on the Company’s records to determine if that holder’s shares will be cashed out.  The Board chose to structure the transaction this way in part because it determined that this method would provide the Company with the best understanding at the effective time of how many shareholders would be cashed out and what the exact cost to the Company would be, because the Company’s transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time.  In addition, the Board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be treated as continuing or non-continuing shareholders.  The Board felt that this flexibility would help to enhance the substantive fairness of the transaction to both continuing and non-continuing shareholders.

If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the split transaction to affect you.  Because other “street name” holders who hold shares in nominee name through your broker, agent or nominee may adjust their holdings prior to the split transaction, you may have no way of knowing whether you will be cashed out in the transaction until it is consummated.  However, because we think it is unlikely that any brokerage firm or other nominee will hold in a single nominee name fewer than 760 shares in the aggregate, we think it is likely that all “street name” holders will remain continuing shareholders.

Effects of the Split Transaction on the Company

The split transaction will have various effects on us, which are described below.

Effect of the Proposed Transaction on Common Stock and Trading of Common Stock

Our Articles of Incorporation currently authorize the issuance of 7,000,000 shares of common stock.  The number of authorized shares of common stock will remain unchanged after completion of the split transaction.  As of the record date, the number of outstanding shares of common stock was 3,104,990.  Based upon our best estimates, if the split transaction had been consummated as of the record date, the number of outstanding shares of common stock would have been reduced approximately 5.6% from 3,104,990 to approximately 2,931,008, cash would have been paid for approximately 173,982 shares, and the number of record shareholders would have been reduced from approximately 1,008 to approximately 260.

Our common stock is publicly traded on the Nasdaq Global Market under the symbol PFDC, and we will not be able to trade our common stock on Nasdaq after we become a private company.  We anticipate that our common stock will be traded on the OTCBB or in the pink sheets electronic quotation system following the completion of the split transaction.

Termination of Securities Exchange Act Registration and Reporting Requirements

Upon the completion of the split transaction, we expect that our common stock will be held by fewer than 300 record shareholders.  Accordingly, our obligation to continue to file periodic reports with the SEC will be suspended pursuant to Rule 12h-3 of the Securities Exchange Act of 1934.

The suspension of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate annual costs associated with these filing requirements, which we estimate to be approximately $129,000 on an annual basis.  These annual costs are broken down as follows:

Description	Amount
Independent Auditors (SEC review work)	$20,000
SEC Counsel	$6,000
Staff and Executive Time	$44,000
Printing, EDGAR, and Miscellaneous Costs	$29,000
Nasdaq Listing Fees	$30,000
Total	$129,000

In addition, the Company anticipates saving a one-time cost of approximately $150,000 which we estimate would be required to comply with Section 404 of SOX in fiscal 2008 and in fiscal 2009 or fiscal 2010 if the Company does not go private and outsources the Section 404 compliance.  Each year after fiscal 2009, additional costs associated with Section 404 compliance are also anticipated.

We will apply for termination of the registration of our common stock and suspension of our SEC reporting obligations as soon as practicable following completion of the split transaction.  Following completion of the split transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate annual reports.

Elimination of Non-Continuing Shareholders

As a result of the split transaction, all shares held by non-continuing shareholders will be converted into the right to receive $16.75 per share in cash.  As a result, the non-continuing shareholders will not have the opportunity to participate in our earnings and growth after the split transaction.  Similarly, the non-continuing shareholders will not face the risk of losses generated by our operations or any decline in our value after the split transaction.  For more effects of the split transaction on our shareholders, see “—Fairness of the Split Transaction.”

Financial Effects of the Split Transaction

We expect that the split transaction will require $3,019,196 in cash to complete.  This includes approximately $2,914,196 to be paid to non-continuing shareholders in exchange for their shares, and approximately $105,000 in professional fees, printing and mailing costs, filing fees and EDGAR costs, and other expenses related to the split transaction.  We do not anticipate that this expenditure will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.  The amount to be paid to non-continuing shareholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  See “—Fees and Expenses” for a description of the fees and expenses we expect to incur in connection with the split transaction.  See “—Financing of the Split Transaction” below for a description of how the split transaction will be financed.

Effect on Options

Upon effectiveness of the split transaction, the number of shares of common stock subject to outstanding options under the Company’s stock option plans and the exercise prices of the options will remain the same.

Effect on Conduct of Business after the Transaction

We expect our business and operations to continue as they are currently being conducted and the transaction is not anticipated to have any effect upon the conduct of our business.  Although we cannot guarantee the continued payment of a dividend, we do not intend to change our current dividend policy or practice at this time.  No changes in our directors or executive officers are anticipated to result from the split transaction.

Dividend Payments

The Company has declared a second quarter dividend of $.19 per share, with a record date of March 25, 2008, and a payment date of April 10, 2008.  Shareholders who are cashed out in the split transaction will receive that dividend since the split transaction will become effective after the record date for the second quarter dividend.  Accordingly, shareholders cashed out in the split transaction will receive the second quarter dividend with respect to the shares they hold.

Plans or Proposals

The Company during the last 33 months has not engaged in serious negotiations with any potential merger parties and is not engaged in any discussions with such parties at this time.  The Company has no present plans to engage in a merger with or acquisition of any financial institutions.  Other than as described in this proxy statement, neither we nor our management has any current plans or proposals to effect any extraordinary corporate transaction, either with respect to the Company or Peoples Federal, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our or Peoples Federal’s assets, to change either our Board of Directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business or that of Peoples Federal.  Although our management does not presently have any intent to enter into any transaction described above, either at the holding company or bank level, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate.  In such event, our continuing shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the non-continuing shareholders in the split transaction.  Any acquisition strategy is dependent upon the opportunities that might arise, and there can be no certainty that any such transactions will occur.

Interests of Certain Persons in the Split Transaction

It is not anticipated that the split transaction will have any effect on the directors and executive officers of the Company and Peoples Federal, other than with respect to their relative share ownership.  We expect that all of our directors and executive officers who presently own shares will either hold more than 760 shares, or will hold shares only in a nominee name aggregating to 760 or more shares.  Therefore all directors and executive officers who presently own shares will continue to own shares after the split transaction.

Because total outstanding shares will be reduced, the executive officers and directors as a group will hold a larger relative percentage of the Company.  As of the record date, these directors and executive officers collectively beneficially held 138,070 shares (excluding 2,688 unexercised options), or 4.5% of our common stock.  Based upon our estimates, taking into account the effect of the split transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 4.7% of our voting common stock (excluding unexercised options) following the split transaction.

This represents a potential conflict of interest because the directors of the Company approved the split transaction and are recommending that you approve it.  Despite this potential conflict of interest, the Board believes the proposed split transaction is fair to our unaffiliated shareholders for the reasons discussed in this proxy statement.

Financing of the Split Transaction

The Company expects that the split transaction will require approximately $3,019,196 in cash, which includes approximately $2,914,196 to be paid to non-continuing shareholders in exchange for their shares and approximately $105,000 in professional fees, printing and mailing costs, filing fees and EDGAR costs, and other expenses payable by us related to the split transaction.  See “—Fees and Expenses” for a breakdown of the expenses associated with the split transaction.  The amount payable to non-continuing shareholders may change as a result of trading activity in our shares between the date hereof and the effective date of the split transaction.  The Company has requested approval from the Office of Thrift Supervision (the “OTS”) for a special dividend of $12 million which will be more than enough to fund the split transaction.  If such approval is not obtained for an amount that is at least $5 million, the Company will explore options to finance the transaction.  The Company anticipates that the necessary OTS approval will be received.

Federal Income Tax Consequences

This section discusses the material federal income tax consequences to us and our shareholders that would result from the split transaction.  No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the split transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service.  This discussion is based on existing U.S. federal income tax law, which may change, even retroactively.  This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances.  In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a straddle, hedge, risk reduction, constructive sale, or conversion transaction; persons who are considered foreign persons for U.S. federal income tax purposes, or who acquired their shares of the Company common stock through the exercise of an employee stock option or otherwise as compensation.  In addition, this discussion does not address any state, local, foreign or other tax considerations.  This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.  Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, in light of their individual circumstances.

The Company and Peoples Federal.  The split transaction will constitute a tax-free “recapitalization” for federal income tax purposes, within the meaning of Section 368(a)(1)(E) of the Code, meaning that neither the Company nor Peoples Federal will recognize any gain or loss with respect to the transaction.

Affiliated and Unaffiliated Shareholders Who Receive No Cash.  If you continue to hold the Company common stock immediately after the split transaction, and you receive no cash as a result of the split transaction, then you will not recognize any gain or loss or dividend income in connection with the transaction and you will have the same adjusted tax basis and holding period in your Company common stock as you had in such stock immediately prior to the split transaction.

Affiliated and Unaffiliated Shareholders Who Receive Cash. If you receive cash as a result of the split transaction and do not continue to hold shares of the Company common stock immediately after the split transaction, you will be treated as having had your shares redeemed by the Company and you will recognize gain or loss on the redeemed shares equal to the difference between the cash and your adjusted tax basis in the redeemed shares. Any recognized gain will be treated as capital gain unless the receipt of cash is deemed to have the effect of a dividend under Section 302 of the Code, in which case the gain will be treated: (a) first, as a taxable dividend to the extent of your allocable share of the Company’s accumulated earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (c) finally, any remaining amount as capital gain. Under the principles of Section 302, you will recognize capital gain rather than dividend income with respect to the cash received if the redemption is (1) “not essentially equivalent to a dividend,” (2) is “substantially disproportionate,” or (3) is a “complete termination” of your interest in the Company. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in determining your ownership interest in the Company.  Whether a redemption by the Company is “not essentially equivalent to a dividend” with respect to you will depend on whether the redemption was a “meaningful reduction” of your interest in the Company based on the facts and circumstances. For example, if (1) you exercise no control over the affairs of the Company (e.g., you are not an officer, director, or high ranking employee), (2) your relative stock interest in the Company is minimal, and (3) your post-split transaction ownership percentage is less than your pre-split transaction ownership percentage, then your receipt of cash would be generally regarded as “not essentially equivalent to a dividend.”  A redemption would be “substantially disproportionate” and, therefore, would not have the effect of a distribution of a dividend with respect to you if the percentage of the Company shares of common stock actually and constructively owned by you immediately after the redemption is less than 80% of the percentage of all shares of the Company common stock actually and constructively owned by you immediately before the redemption. Your interest in the Company is “completely terminated” if all of the shares of Company common stock actually and constructively owned by you are redeemed, unless you make a waiver of family attribution election and file it with the Internal Revenue Service pursuant to Section 302(c) of the Code, in which case the Company common stock constructively owned by you does not have to be redeemed.

Any capital gain will be long-term capital gain subject to a rate not to exceed 15% if, as of the date of the exchange, the holding period for your Company shares is greater than one year.  Any gain recognized by you and classified as a dividend under Section 302 of the Code will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you, if you are an individual shareholder, at the long-term capital gains rate, provided that you held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date. Gain treated as ordinary income will be taxed at ordinary income rates.

In all other cases, if you receive cash in lieu of a fractional share of the Company common stock, and immediately after the split transaction you constructively own shares of the Company common stock, the cash you receive will be treated: (1) first, as a taxable dividend to the extent of your ratable share of the Company’s accumulated earnings and profits; (2) then, if the total amount of cash paid in the split transaction exceeds the Company’s accumulated earnings and profits, as a tax-free return of capital to the extent of your adjusted tax basis in the redeemed shares; and (3) finally, to the extent of the cash in excess of your adjusted tax basis in the redeemed shares, as capital gain from the sale or exchange of the redeemed shares.

Payments of cash to you for the surrender of your redeemed shares of the Company common stock will be subject to information reporting and “backup” withholding at a rate of 28% of the cash payment, unless you furnish the Company with your taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding, and satisfy certain other conditions.  Backup withholding is not an additional tax.  Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

As explained above, the amounts paid to you as a result of the split transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.  The foregoing discussion of material United States federal income tax consequences of the split transaction set forth above represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect.  You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the split transaction, as well as the applicability of the alternative minimum tax to you, in light of your specific circumstances.

Appraisal Rights and Dissenters’ Rights

No appraisal or dissenters’ rights are available under Indiana law to shareholders who dissent from the split transaction.  There may exist other rights or actions under Indiana law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the split transaction.  Although the nature and extent of these rights or actions are uncertain and may vary depending upon facts or circumstances, shareholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Regulatory Requirements

In connection with the split transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

•	filing of amendments to the Company’s Articles of Incorporation with the Indiana Secretary of State, in accordance with Indiana law; and

•	complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.

Accounting Treatment

We anticipate that we will account for the split transaction by treating the shares repurchased in the split transaction as shares that are cancelled and restored to the status of authorized but unissued shares.

Fees and Expenses

We will be responsible for paying the split transaction related fees and expenses, consisting primarily of fees and expenses of our financial advisor, attorneys, printing and mailing costs, filing fees and EDGAR costs, and other related charges.  We estimate that our expenses will total approximately $105,000, assuming the split transaction is completed.  This amount consists of the following estimated fees:

Description	Amount
Commerce Street Capital fees and expenses	$20,000
Legal fees and expenses	$40,000
Paying agent fees and expenses	$17,000
Printing and mailing costs	$11,500
Filing Fees and EDGAR charges	$3,250
Miscellaneous expenses	$3,250
Proxy Solicitor Fees	$10,000
Total	$105,000

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Set forth below is our selected historical and pro forma consolidated financial information.  The historical financial information was derived from the audited consolidated financial statements (including the balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows as of September 30, 2007 and 2006 and for the three years ending September 30, 2007) included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and from other information and data contained in the Annual Report.  The Annual Report is incorporated herein by reference in its entirety.  More comprehensive financial information is included in the Annual Report.  The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, and all of the financial statements and related notes contained in the Annual Report, copies of which may be obtained as set forth below under the caption “OTHER MATTERS—Where You Can Find More Information.”

The following summary pro forma balance sheet data is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction and expenses related to the transaction.  The pro forma balance sheet data is based on the assumption that an aggregate of 173,981 shares will result in fractional shares and will be purchased for approximately $2,914,196, with $105,000 in costs incurred as of September 30, 2007.

The following summary unaudited income statement data gives effect to the transaction as if it had occurred on October 1, 2006. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

PEOPLES BANCORP
SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except share data)

	For the Year Ending
	September 30, 2007	Change	Pro Forma
Cash, investments and cash equivalents	$101,902	$(3,019)	$98,883
Loans	$348,485	$-	$348,485
Other assets	$18,806	$-	$18,806
Total Assets	$469,193	$(3,019)	$466,174

Deposits	$349,291	$-	$349,291
Other borrowings	$54,481	$-	$54,481
Other liabilities	$3,388	$-	$3,388
Total Liabilities	$407,160	$-	$407,160

Common stock	$3,106	$(174)	$2,932
Surplus	$680	$(2,845)	$(2,165)
Retained earnings	$58,570	$-	$58,570
Accumulated other comprehensive income (loss)	$(323)	$-	$(323)
Total Shareholders Equity	$62,033	$(3,019)	$59,014

	For the Year Ending
	September 30, 2007	Change	Pro Forma
Interest income	$28,660	$(121)	$28,539
Interest expense	$14,559	$-	$14,559
Provision for loan losses	$77	$-	$77
Net interest income	$14,024	$(121)	$13,903
Noninterest income	$2,105	$-	$2,105
Noninterest expense	$12,100	$-	$12,100
Income before income taxes	$4,029	$(121)	$3,908
Income tax expense	$1,227	$(49)	$1,178
Net income from continuing operations	$2,802	$(72)	$2,730

Basic earnings per share	$0.89		$.88
Diluted earnings per share	$0.89		$.88

Book value per share	$19.97		$20.13

MARKET PRICE OF PEOPLES BANCORP
COMMON STOCK AND DIVIDEND INFORMATION

The Company’s shares are traded on the Nasdaq Global Market under the trading symbol “PFDC.”

Sales Price Per Share
Quarter Ending	High	Low	Dividends Paid Per Share
Through February 14, 2008	$16.23	$14.31	N/A
December 31, 2007	$17.67	$14.01	$.19
September 30, 2007	$19.25	$15.45	$.19
June 30, 2007	$20.10	$18.25	$.19
March 31, 2007	$20.30	$18.49	$.19
December 31, 2006	$20.78	$17.91	$.19
September 30, 2006	$21.00	$15.60	$.19
June 30, 2006	$21.97	$19.58	$.19
March 31, 2006	$22.25	$19.71	$.19
December 31, 2005	$21.62	$19.40	$.19

There were 1,008 record holders of our common stock on February 15, 2008.

We do not have a formal dividend policy.  Regulations issued by the Office of Thrift Supervision govern Peoples Federal’s capital requirements and may affect the amount of dividends we can pay.  Generally, the timing and amount of future dividends on our shares will depend on earnings, cash requirements, our and Peoples Federal’s financial condition, applicable government regulations and other factors that our Board deems relevant.

Under the Indiana Business Corporation Law we may pay dividends if after the dividend payment, we are able to pay our debts as they become due and our assets exceed our liabilities.

COMMON STOCK PURCHASE INFORMATION

The Company has effected the following repurchases of its shares during the last two fiscal years:

Quarter Ended	Total Number of Shares Purchased	Range of Prices Paid	Average Price Paid Per Share

09/30/07	39,255	$18.02 to $18.80	$18.65
06/30/07	-0-	-0-	-0-
03/31/07	41,965	$18.89 to $19.94	$19.73
12/31/06	27,338	$19.21 to $19.70	$19.53
09/30/06	39,495	$19.00 to $20.55	$20.10
06/30/06	53,499	$20.05 to $21.40	$20.81
03/31/06	55,942	$20.00 to $21.85	$20.87
12/31/05	22,480	$20.00 to $21.35	$20.69

In addition, in the first quarter of fiscal 2008, the Company repurchased 1,738 shares, with a range of prices paid of $15.60 to $16.00. Under a previously announced repurchase program, there are 60,593 shares remaining available for repurchase by the Company at this time.  The Company has suspended its repurchase program during the period that proxies are being solicited for the annual meeting of shareholders.

Within the past 60 days, none of the Company, Peoples Federal, Peoples Federal’s 401(k) plan, or their affiliates, directors, executive officers or subsidiaries have made any purchases of the Company common stock.

PROPOSAL 2 - ELECTION OF DIRECTORS OF THE COMPANY

In addition to the consideration of the split transaction, the shareholders of the Company are also being asked to vote on the election of three directors, two to serve until 2011 and one to serve until 2010.  The director nominees are John C. Thrapp, G. Richard Gatton and Douglas D. Marsh, each of whom currently serves on the Board of Directors of the Company and Peoples Federal.  This section of this proxy statement contains certain information about the Company relating to the directors and director nominees of the Company.

THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES, NAMELY, JOHN C. THRAPP, G. RICHARD GATTON AND DOUGLAS D. MARSH.

Voting Securities and Principal Holders Thereof

The following table sets forth as of February 15, 2008, information regarding beneficial share ownership of the Company’s common stock by: (i) each of the directors of the Company, including each nominee for election; (ii) each executive officer of the Company named in the Summary Compensation Table appearing under “Summary Compensation Table for Fiscal 2007” below; and (iii) the directors and executive officers of the Company as a group.

.
Name(Age)	Position	Director Since	Present Term Expires	Shares of Common Stock Beneficially Owned		Shares of Percent of Class(1)
DIRECTORS CONTINUING IN OFFICE:
Erica D. Dekko (38)	Director	2001	2009	15,100	(2)	*
Maurice F. Winkler, III (51)	Director and President of Peoples Bancorp and Peoples Federal	1993	2009	45,081	(3)	1.45%
Bruce S. Holwerda (59)	Director	1998	2010	1,523	(4)	*
Stephen R. Olson (64)	Director	2000	2010	14,551	(5)	*

NOMINEE FOR TWO YEAR TERM:
John C. Thrapp (73)	Director	1990	2010	11,165	(6)	*

NOMINEES FOR THREE YEAR TERM:
G. Richard Gatton (65)	Chairman of the Board	2000	2011	27,985	(7)	*
Douglas D. Marsh (66)	Director	1990	2011	10,000	(8)	*

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR NOMINEES:
Steven H. Caryer (44)	Vice President and Chief Financial Officer	N/A	N/A	-0-		-
Jeffery H. Gatton (44)	Sr. Vice President and Chief Operating Officer	N/A	N/A	7,773	(9)	*
Jeffrey L. Grate (44)	Vice President of Lending Operations	N/A	N/A	6,854	(10)	*

All executive officers and directors of the Company as a group (11 persons)				140,758		4.53%
______________
* Under 1.0%

(1)	Computed based upon a total of 3,104,990 issued and outstanding shares of common stock as of February 15, 2008.
(2)	All of the shares owned by Ms. Dekko are owned directly with sole voting and investment power.
(3)
Of the shares owned by Mr. Winkler, 37,361 are held by Mr. Winkler with sole voting and investment power and 7,720 shares are held by Mr. Winkler’s wife with sole voting and investment power. Mr. Winkler disclaims beneficial ownership of shares held by his wife.

(4)	All of the shares owned by Mr. Holwerda are owned directly with sole voting and investment power.
(5)
Includes 1,188 shares of common stock subject to options exercisable within 60 days of the voting record date. Also includes, 11,198 shares owned by Mr. Olson with sole voting and investment power, 1,809 shares of common stock owned by the spouse of Mr. Olson for which Mr. Olson has no voting or dispositive power and of which Mr. Olson disclaims beneficial ownership. Mr. Olson was in a partnership that was dissolved on 2/26/2007 and shared voting and investment powers of 594 shares. He retained 356 of these shares with sole voting and investment powers.

(6)
Of the shares owned by Mr. Thrapp, 6,500 shares are held by Mr. Thrapp with voting and investment power shared with his spouse, 3,689 shares are held by Mr. Thrapp with sole voting and dispositive power, and 976 shares are held by Mr. Thrapp’s wife with sole voting and investment power. Mr. Thrapp disclaims beneficial ownership of shares held by his wife.

(7)	Includes 11,674 shares of common stock for which Mr. Gatton shares voting or dispositive power with his spouse, and 16,311 shares for which he has sole voting and dispositive power.

(8)
Of the shares owned by Mr. Marsh, 1,000 shares are held by Mr. Marsh with sole voting and investment power, and 9,000 shares are held in the Judith A. Marsh Credit Shelter Trust with Mr. Marsh as beneficiary. The Trust holds sole voting and investment power.

(9)	All of the shares owned by Mr. Gatton are owned directly with sole voting and investment power.
(10)
Includes 1,500 shares of common stock subject to options exercisable within 60 days of the voting record date. Of the remaining 5,354 shares owned by Mr. Grate, 3,267 shares are held by Mr. Grate with sole voting and investment power, and he shares voting and investment power with his wife for 2,087 shares. Mr. Grate disclaims beneficial interest in the holdings of his wife.

There are no persons known to the Company who beneficially own more than 5% of the Company’s common stock as of February 15, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of equity securities of the Company.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2007, all Section 16(a) filing requirements applicable to the Company’s officers and directors were complied with and there were no late filings.

Directors

Mr. Gatton served as President, Chief Executive Officer of Three Rivers Financial Corporation, and in December 1990 became a director of First Savings Bank, a subsidiary of the Company that merged into Peoples Federal on October 1, 2007.  Upon the merger of Three Rivers Financial Corporation into the Company, Mr. Gatton became a director of the Company and retained his position as President and Chief Executive Officer of First Savings.  On March 1, 2006, he retired as President and Chief Executive Officer of First Savings, and as a director of First Savings.  Mr. Gatton was elected Chairman of the Board of the Company, and Chairman of the Board and director of Peoples Federal and of Peoples Financial Services, Inc., a wholly-owned subsidiary of Peoples Federal, on February 1, 2007.  Prior to joining First Savings Bank, Mr. Gatton served as President of the Bank of Three Oaks, Michigan and President and CEO of First National Bank of Wabash, Indiana.  Mr. Gatton has been involved in the banking industry since 1966.  He is the father of Jeffrey H. Gatton, former President of First Savings Bank and now Senior Vice President and Chief Operating Officer of Peoples Federal.

Ms. Dekko has served as a director of Peoples Federal since January of 2000 and was elected as a director of the Company January 2001.  Ms. Dekko completed her Executive MBA from Notre Dame in 2000.  She is a Financial Adviser for Dekko Investment Services.  Ms. Dekko also serves as a director of Peoples Financial.

Mr. Holwerda was elected a director of Peoples Federal and the Company in 1998.  Mr. Holwerda was co-owner of Ambassador Steel Corporation, Auburn, Indiana, and served as Vice President and Chief Operating Officer, positions he held from 1990 to 2003.  In 2003, he sold his co-ownership and is serving as consultant to Ambassador Steel.  In addition to his consulting services, Mr. Holwerda has other real estate investments and is an owner of four companies.  Mr. Holwerda also serves as a director of Peoples Financial.

Mr. Marsh has served as a director of Peoples Federal since 1982 and a director of the Company since 1990. He currently serves as Principal Broker of Castle One Realty in Auburn, Indiana, and Chairman of the Board of Applied Innovations Inc. in Chicago, Illinois.  From 1991 to 1996, Mr. Marsh served as Vice President of Sales for Superior Chaircraft, a division of JSJ Corporation, Grand Haven, Michigan. From 1976 to 1991, Mr. Marsh served as President and Chief Executive Officer of Garrett Industries of Hudson, Indiana.  Mr. Marsh also serves as a director of  Peoples Financial.

Mr. Olson started with Morton Buildings, a construction company located in Three Rivers, Michigan in 1970, serving as manager until 2003 and currently serves as a training director and sales consultant.  Mr. Olson was appointed to the Board of Directors of First Savings Bank in 1984 and served as Chairman since 1993.  Mr. Olson became a director of the Company upon the merger of Three Rivers Financial Corporation into the Company on February 1, 2000 and a director of Peoples Federal on October 1, 2007.  He is also on the Board of Directors of Camp Wakeshma, a non-profit summer youth camp.

Mr. Thrapp served as a director and officer of First Federal Savings and Loan Association of Kendallville, which merged with Peoples Federal in August 1990.  He became a director of Peoples Federal and the Company in September 1990.  Since 1962, Mr. Thrapp has been an attorney with the firm of Thrapp & Thrapp in Kendallville, Indiana.

Mr. Winkler was appointed to the Board of Directors of Peoples Federal and the Company in June 1993. Mr. Winkler joined Peoples Federal in 1979.  From 1981 to 1985, he served as Peoples Federal’s Controller and in December 1985 became Vice President-Operations.  Mr. Winkler assumed the duties of President and Chief Executive Officer of the Company, Peoples Federal, and Peoples Financial effective October 1, 1996.  Mr. Winkler also serves as a director of Peoples Financial.

Executive Officers

The following table lists the executive officers of the Company.

Name	Age	Position

G. Richard Gatton	65	Chairman of the Board
Maurice F. Winkler, III	51	President and Chief Executive Officer
Cheryl L. Taylor	57	Secretary
Steven H. Caryer	44	Vice President and Chief Financial Officer
Jeffrey H. Gatton	44	Sr. Vice President and Chief Operating Officer
Jeffrey L. Grate	44	Vice President of Retail Lending

Ms. Taylor joined Peoples Federal in April 1986.  She has served in various capacities for Peoples Federal and was promoted to insurance agent for Peoples Financial in November 1991.  In August of 2000, Ms. Taylor was promoted to Corporate Secretary for the Company and in October 2000 was promoted to Vice President and Secretary of Peoples Financial.

Mr. Caryer became Vice President and Chief Financial Officer of the Company and Peoples Federal in September 2006.  Previously, Mr. Caryer was employed for nine years by First Defiance Financial Corp. as Senior Vice President and Controller.  Prior to that, he was with Hicksville Building Loan and Savings in a similar capacity.

Mr. Jeffrey Gatton had over eleven years banking experience when he joined First Savings in October 1997 as Vice President and Manager of the Indiana Division.  He was promoted to Executive Vice President and Chief Operations Officer in late 2000.  In March 2006, Mr. Gatton was promoted to President of First Savings.  Upon the merger of Peoples and First Savings on October 1, 2007, Mr. Gatton was appointed Senior Vice President and Chief Operating Officer of Peoples Federal.  Mr. Gatton is the son of G. Richard Gatton, the Chairman of the Board of the Company and Peoples Federal.

Mr. Grate joined Peoples Federal in July 1988 as a loan officer and a collection officer.  In July 1997, he was promoted to Vice President of Retail Lending.  He came to Peoples with over two years of banking experience.

Corporate Governance and Other Matters

At a Special Board meeting on June 21, 2007, the Board of Directors of the Company voted to merge Peoples Federal and First Savings into one institution, to be known as Peoples Federal Savings Bank of DeKalb County.  An application seeking approval of the merger from the Office of Thrift Supervision was filed on July 6, 2007.  The Office of Thrift Supervision approved the application to merge the two subsidiaries and the merger was completed on October 1, 2007.

The Board of Directors of the Company held twelve regular Board meetings and one special teleconference Board meeting during the fiscal year ended September 30, 2007.  All directors have attended at least 75% of all Board of Directors’ and Committee meetings.  The Board of Directors encourages the directors to attend the Annual Meeting of shareholders, absent exceptional cause.  All directors attended the 2007 Annual Meeting of Shareholders.

The Board of Directors has determined the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of the NASDAQ Stock Exchange:  Erica D. Dekko, Bruce S. Holwerda, Douglas D. Marsh, Stephen R. Olson, and John C. Thrapp.

Five members of the Board of Directors are members of the Executive Committee, which is permitted to act with any three members present in the absence of regularly scheduled Board meetings.  The Executive Committee exercises all the authority of the Board of Directors to the extent permitted by the Company’s Bylaws and Indiana law.  The Executive Committee consists of G. Richard Gatton, Chairman; Maurice F. Winkler, John C. Thrapp, Erica D. Dekko, and Douglas D. Marsh. This Committee meets when needed.  No meetings were held during fiscal 2007.

The Board of Directors has standing Budget/Compensation, Audit, and Nominating and Governance Committees, each of which is comprised of directors who meet the standards for independence set forth in the Listing Standards of the NASDAQ Stock Exchange.  The Board of Directors of the Company considers the independence of each of the directors under the Listing Standards of the NASDAQ Stock Exchange which for purposes of determining the independence of Audit Committee members also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1).  Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships with and between the Company and its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest.  The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.  Regularly scheduled Executive Sessions of the independent directors are held concurrently with Audit Committee meetings.

The Budget/Compensation Committee establishes policies and objectives relating to compensation, reviews compensation costs, and recommends salaries, bonuses, and 401(k) contributions for all employees and executive officers.  The members of the Budget/Compensation Committee are: Douglas D. Marsh, Chairman; Erica D. Dekko, Bruce S. Holwerda, Stephen R. Olson, and John C. Thrapp.    The Budget Committee held five meetings during the fiscal year ended September 30, 2007.  The Board of Directors has adopted a written Charter for the Budget/Compensation Committee and reviews and approves changes to the Charter annually.  A copy of the Charter is available on the Company’s website, www.peoplesbancorp.us.

The Audit Committee reviews and approves the scope of the audit procedures employed by the Company’s independent auditors and meets with the auditors to discuss the results of their examination of the Company’s financial statements.  The Committee reviews the operations of the Company’s internal audits performed by management and the results of its audit procedures. In addition, the Committee reviews all reports prepared in connection with the Company’s examinations by the regulatory authorities. The members of the Audit Committee are: Erica D. Dekko, Chairperson; Bruce S. Holwerda, Douglas D. Marsh, and Stephen R. Olson.  All members of the Committee are independent as required by the listing standards of the NASDAQ Stock Exchange.  The Board has determined that Ms. Dekko’s credentials and her expertise in finance qualify her as a “financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933.  Ms. Dekko is independent as defined in the applicable Listing Standards of the NASDAQ Stock Exchange.  The Committee held four meetings during the fiscal year ended September 30, 2007.

The Board of Directors has adopted a written Charter for the Audit Committee and reviews and approves changes to the Charter annually.  A copy of the Charter is available on the Company’s website, www.peoplesbancorp.us.

The Nominating and Governance Committee meets when director vacancies occur and recommends individuals for nomination to the Company’s Board of Directors and to the governing bodies of its subsidiary corporations.  The Nominating and Governance Committee consists of four independent directors.  The members are:  Steven R. Olson, Chairman; Erica D. Dekko, Bruce S. Holwerda, and Douglas D. Marsh.  The Committee held two meetings during the fiscal year ended September 30, 2007.  Under the Company’s Bylaws, however, nominations may be made by shareholders and voted upon at the Annual Meeting if made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the Annual Meeting.  No nominations for directors, except those made by the Nominating Committee or by the shareholders in accordance with the Bylaws, shall be voted upon at the Annual Meeting.

The Board of Directors has adopted a written Charter for the Nominating and Governance Committee and reviews and approves changes to the Charter annually.  A copy of the Charter is available on the Company’s website, www.peoplesbancorp.us ..

All directors standing for re-election are existing directors.  The Board did not receive any nominees recommended by shareholders or any other matters to be presented for action by the shareholders at the Annual Meeting.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Budget/Compensation Committee during the 2007 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries, except for John C. Thrapp, who had served as Assistant Trust Officer of Peoples Federal without compensation from 1990 to 2003.  During the 2007 fiscal year, no executive officers of the Company or Peoples Federal served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Budget/Compensation Committee of the Company or Peoples Federal.

Nominating Committee Matters

The Nominating and Corporate Governance Committee recommends director nominees to the Board annually for election by the shareholders.  The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with the Company’s Bylaws and policies regarding director nominations.  Shareholders may submit in writing the names and qualifications of potential director nominees to the Secretary of Peoples Bancorp (212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706-0231) for delivery to the Chairman of the Nominating and Governance Committee for consideration.

When submitting a nomination for consideration, a shareholder must provide the following minimum information for each director nominee:  full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Peoples Bancorp shares owned, if any, and a signed statement by the nominee consenting to serve as a director if elected.  Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with the Company’s Bylaws (please refer to Article II, Section 2.15 of the Company’s Bylaws to determine the requirements for any shareholder nomination).  Nominees may be suggested to the Committee by other directors, members of management, as well as by shareholders.  The Committee also has authority to engage consultants to help identify or evaluate potential director nominees.

In its evaluation of a potential candidate (including a candidate proposed by a shareholder), the Committee will review the nominee’s experience, independence, understanding of the banking industry or related industries, the current needs of the Board, and such other factors as the Committee may determine are pertinent in light of the needs of the Board at the time.  The Committee will also take into account the ability of a person to devote the time and effort necessary to fulfill his or her responsibilities.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Peoples Federal compensates the executive officers of the Company.  During the fiscal year ended September 30, 2007, the Company did not pay any cash compensation to any of the executive officers.

The following table lists the Company’s four named executive officers (the “Named Executive Officers”) who are included in the Summary Compensation Table and other tables set forth below (with the exception of the Director Compensation Table).  These four officers are referred to as the “Named Executive Officers”.

Executive Officers	Bank Title	Company Title

Maurice F. Winkler, III	President and Chief Executive Officer	President and Chief Executive Officer

Steven H. Caryer	Vice President and Chief Financial Officer	Chief Financial Officer

Jeffrey H. Gatton	Sr. Vice President and Chief Operating Officer	N/A

Jeffrey L. Grate	Vice President of Retail Lending	N/A

The Budget/Compensation Committee of the Company’s Board of Directors determines, subject to the approval of the Board of Directors, the compensation for the Named Executive Officers.  The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers.  All recommendations by the Committee relating to salaries of the Company’s executive officers are approved by the full Board of Directors of the Company.  The Committee uses similar procedures in establishing the Chief Executive Officer’s annual compensation, including a review of the Chief Executive Officer’s annual performance in achieving organizational goals and strategic initiatives as well as using  America’s Community Bankers Compensation and Benefit Survey for 2007 comparing financial institutions similar in asset size and located in Indiana.

The Chief Executive Officer recommends annual compensation adjustments to the Committee for all executive officers other than himself.  In developing these recommendations, the Chief Executive Officer considers the performance of the individual executive officers over the past year, including achievement of specific goals and objectives, as well as their contribution to the strategic advancement of the organization.  In addition, he reviews salary surveys and considers his personal knowledge of industry trends in making his recommendation.  The Committee then reviews these recommendations, along with the executive officer annual review forms, if appropriate and, after discussion, either accepts the recommendation or recommends changes.  Occasionally, the Chief Financial Officer makes mid-year recommendations to the Committee for either salary adjustments or other forms of compensation, such as options or restricted stock awards. These mid-year adjustments are infrequent and could result, for example, from a change in responsibility or title, the recognition of a mile-stone achievement or an adjustment to establish parity with a newly hired individual where warranted.  In fiscal 2007, the Chief Financial Officer did not recommend to the Committee any modifications to the annual merit recommendations with respect to executive officers.  However, the full Board of Directors of the Company recommended a mid-year adjustment for Jeffrey H. Gatton, Peoples Federal’s Sr. Vice President and Chief Operating Officer.  The Board reviewed Mr. Gatton’s performance as President at First Savings and compared his salary to peers, and determined he deserved an increase in base salary from $85,000 to $102,500, which became effective April 1, 2007.

The Committee has access to and reviews compensation data for comparable financial institutions in the Midwest in determining and approving the salaries of executive officers.  To determine 2007 compensation, the Committee reviewed a salary survey compiled by America’s Community Bankers Compensation and Benefit Survey for 2007, and used the Consumer Price Index.  The Consumer Price Index is used to evaluate interest rates so the employees will not lose purchasing power.  Seniority and performance are also taken into consideration, as well as amounts of compensation paid by peers of the Company.

The Committee has the authority under the Committee’s Charter to retain outside consultants or advisors to assist the Committee.  No outside consultants were retained in 2007.

Impact of Performance on Compensation

Each Executive’s performance is reviewed annually along with the financial performance of the Company and the extent to which its strategic objectives have been achieved.  Generally, individual performance drives base salary adjustments as well as some option awards.  The executives’ financial performance is rewarded through the bonus program described below under “Annual Cash Bonuses.”  In addition, outstanding individual performance or substantial advancement of strategic organizational goals may also result in the award of either options or restricted shares.  Also, a change in job responsibility may trigger a compensation review outside the annual process.

Objectives of Compensation Program

We have the following objectives with respect to our executive compensation programs:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Company’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and enhance shareholder value; and

(3)
align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Company’s shares increase.

2007 Executive Compensation Components

The Company’s executive compensation system contains the following components:

•	base salary;

•	annual bonuses;

•	stock options; and

•	post-employment compensation as prescribed in employment contracts for Mr. Maurice F. Winkler, Mr. Steven H. Caryer, and Mr. Jeffrey H. Gatton.

Current compensation, designed to compensate employees for their current responsibilities and performance, includes monthly salary payments and annual performance-based bonus payments.  The annual bonuses are tied to the Company’s performance in the areas of growth, profit, quality, and productivity as they ultimately relate to earnings per share and return on equity for the current fiscal year.  In years in which the performance goals of the Company are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

An additional component of our executive compensation system is generally more long term in nature and includes awards of stock options pursuant to our two stock option plans described below.  See “Stock Option Information.”  Options granted under these plans, which are non-transferable, have little or no initial value to the employee.  The intent of this form of compensation is two-fold.  First, the potential appreciation in the inherent value of the options that results from increases in the stock price of the Company aligns recipients’ interests with those of our shareholders.  Second, the vesting schedules applied to each option grant, which is typically five-year pro-rata, reduces the potential motivation for short-sighted behavior that might sacrifice long-term value for short-term results, and also serves as an incentive for our key talent pool to remain with the Company for meaningful periods of time.

The Company also provides various organization-wide benefit programs such as health insurance, life insurance, long-term disability insurance, a flexible benefits plan, a defined benefit plan, and a 401(K) Plan.

Base Salary.  Base salary levels of the Company’s executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest and are based on asset size and ownership structure.  The Committee has access to and reviews compensation data for comparable financial institutions in the Midwest in determining and approving the salaries of executive officers.  To determine 2007 base salary compensation, the Committee reviewed a salary survey compiled by America’s Community Bankers Compensation and Benefit Survey for 2007, and used the Consumer Price Index.  The Consumer Price Index is used to evaluate inflation rates so the employees will not lose purchasing power.  Seniority and performance are also taken into consideration, as well as amounts of compensation paid by peers of the Company.

In determining base salaries, the Committee also takes into account individual experience and performance and contributions the employee makes to the achievement of the Company’s goals.  Those contributions vary in type and scope, depending on the requirements of the job, the skills, experience and knowledge an employee brings to a particular position, and the quality of work performed.  These qualities are considered when evaluating the value of the employee to the organization and determining the appropriate level of compensation in exchange for those qualifications.

The base salary of each of our Named Executive Officers for fiscal 2007 is included in the Summary Compensation Table below.

Annual Cash Bonuses.  Each year, the Board of Directors determines the percentage of an employee’s base salary the employee will be eligible to receive as a cash bonus if the threshold requirements established for that year are met.  No bonuses were paid this year as the profitability of Peoples Federal did not justify bonuses being awarded.

Stock Options. The Company’s option plans are intended to align executive and other key employees and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire a significant ownership position in the Company’s common stock.  Stock options are granted with exercise prices equal to the prevailing market price of the Company’s common stock and will only have value to the recipient if the stock price increases thereafter.  The Company’s Budget/Compensation Committee determines the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to the Company.  For a description of the Company’s option plans, see “Stock Option Information--The 1998 Stock Option and Incentive Plan” and “--The Three Rivers Financial Corporation Stock Option and Incentive Plan.”

Potential Payments Upon Termination or Change in Control.  Maurice F. Winkler, III, Steven H. Caryer, and Jeffrey H. Gatton have entered into employment agreements with the Company and Peoples Federal.  These agreements provide for compensation following their termination of employment.  The employment and special termination agreements to which Mr. Winkler, Mr. Caryer, and Mr. Jeffrey Gatton are parties are described below in more detail under “Employment Agreements”.

Section 162(m) of the Internal Revenue Code, in specified circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies.  None of the compensation paid to the Named Executive Officers for fiscal 2007 exceeded the threshold for deductibility under Section 162(m).

The Budget/Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Company’s shareholders.  As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately.  The Committee believes that compensation levels during fiscal 2007 for executives and for the Chief Executive Officer adequately reflect the Company’s compensation goals and policies.

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2007.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus (2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Maurice F. Winkler, III President and Chief Executive Officer	2007	$170,719	$6,382	-0-	$42,000	$ 7,578	$226,679

Steven H. Caryer Vice President and Chief Financial Officer	2007	$ 98,000	$10,000	-0-	N/A	$ 4,190	$112,190

Jeffrey H. Gatton Sr. Vice President and Chief Operating Officer	2007	$103,656	$ 3,800	$33,534	$7,000	$12,568	$160,558

Jeffrey L. Grate Vice President of Retail Lending	2007	$ 90,105	$ 3,867	-0-	$11,000	$ 1,903	$106,875
____________________
(1)
Includes amounts earned but deferred, including amounts deferred under the Company’s 401(k) Plan.  Mr. Winkler received $26,580 in director’s fees which are included in this column.  Mr. Jeffrey Gatton received $8,580 in director’s fees while serving on First Savings’ Board which are included in this column.  As a result of the merger of First Savings into Peoples Federal as of October 1, 2007, Mr. Gatton no longer serves as a director of First Savings.  Mr. Caryer and Mr. Grate do not receive director’s fees.  Mr. Winkler received an additional $827 due to a change in the timing of pay dates, starting October 1, 2006.

(2)	Bonus was awarded in fiscal 2006 and paid in fiscal 2007.
(3)
The amounts reflect the dollar amount the Company recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007.  The expense recognized in the financial statements is determined by the vested pro-rata portion of the fair value of the stock or option award on the date of award.  The assumptions used in calculating these amounts are included in Note 19 to the Financial Statements for the fiscal year ended September 30, 2007, included in the Company’s  Annual Report on Form 10-K for the year ended September 30, 2007, and in Note 18 to the Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999, filed on December 29, 1999.

(4)
This column includes the increase in actuarial value of the Named Executive Officer’s interest in the Peoples Federal defined benefit plan, which was frozen on August 1, 2007.  The accrual benefit shown is the increase in actuarial value between October 1, 2006 and September 30, 2007.  All executive officers participated in the defined benefit plan until it was frozen on August 1, 2007, with the exception of Mr. Caryer.

(5)
Includes the Company’s matching contributions and allocations under its 401(k) Plan and the value of insurance premiums in excess of IRS limits.  The Named Executive Officers received certain perquisites during fiscal 2007, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.  Includes the personal benefit to the Named Executive Officers of split-dollar insurance purchased by Peoples Federal and First Savings.

REPORT OF THE BUDGET/COMPENSATION COMMITTEE

The Budget/Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Budget/Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

This Report is respectfully submitted by the Budget/Compensation Committee of the Company’s Board of Directors.

Douglas D. Marsh, Chairman
Erica D. Dekko
Bruce S. Holwerda
Stephen R. Olson
John C. Thrapp

STOCK OPTION INFORMATION

The 1998 Stock Option and Incentive Plan

On November 10, 1998, the Company’s Board of Directors adopted the Peoples Bancorp 1998 Stock Option and Incentive Plan (“1998 Plan”) that permits the grant of incentive and nonqualified options to purchase shares of the Company’s common stock, as well as stock appreciation rights.  Our shareholders approved the 1998 Plan on January 13, 1999.  The Budget/Compensation Committee administers the 1998 Plan.

Under the 1998 Plan, the maximum number of shares of common stock that may be issued pursuant to awards granted under the 1998 Plan is 200,000 (subject to adjustment to prevent dilution).  The 1998 Plan continues in effect until November 10, 2008, unless earlier terminated.  Pursuant to the 1998 Plan, directors and key employees of the Company (or any affiliate as defined in the 1998 Plan) may be granted options at an exercise price not less than 100% of the fair market value of the Company’s common stock on the date of the grant.  During fiscal 2007, no options were granted under the 1998 Plan.  As of November 30, 2007, options to purchase 16,000 shares were outstanding under the 1998 Plan at an average price of $21.50 per share, and 170,000 shares were reserved for future awards under the 1998 Plan.  No stock appreciation rights have been awarded under the 1998 Plan.  Stock options become exercisable in full upon a change in control of the Company.  For this purpose, a change in control means the execution of an agreement that will result in the sale of all or a material portion of the assets of the Company, a merger or recapitalization of the Company in which the Company is not the surviving entity, the acquisition of control of the Company as defined in 12 CFR § 574.3, or the acquisition of 25% or more of the Company’s outstanding shares by any person, entity or group.

The Three Rivers Financial Corporation Stock Option and Incentive Plan

In April 1996, Three Rivers Financial Corporation’s Board of Directors adopted, and the shareholders approved, the Three Rivers Financial Corporation Stock Option and Incentive Plan (the “Three Rivers Plan”).  The Three Rivers Plan is administered by the Budget/Compensation Committee.  The purpose of the Three Rivers Plan was to provide additional incentive to directors and key employees by facilitating their purchase of stock through incentive and non-qualified stock options, as well as stock appreciation rights.  No further awards may be made under this plan.  During the fiscal year ended September 30, 2007, no options were granted under the Three Rivers Plan and options for 7,722 shares were exercised.  As of September 30, 2007, there were options for 5,643 shares outstanding under the Three Rivers Plan, at an average price per share of $13.05.

Option Exercises for 2007

The following table presents information on the exercise by Named Executive Officers of stock options during fiscal 2007.  No stock options were granted to the Named Executive Officers during the fiscal year ended September 30, 2007.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Maurice F. Winkler, III	—	—
Steven H. Caryer	—	—
Jeffrey H. Gatton	7,128	$40,725
Jeffrey L. Grate	—	—

(1)
Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.  The Company repurchased 5,728 of these shares from Mr. Gatton at $19.51 per share for an aggregate price of $111,753.

Outstanding Equity Awards at September 30, 2007

The following table presents information on unexercised stock options held by the Named Executive Officers that are outstanding as of September 30, 2007:

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Maurice F. Winkler, III	—	—	—
Steven H. Caryer	—	—	—
Jeffrey H. Gatton	—	—	—
Jeffrey L. Grate	1,500	$21.50	09-15-2008

OTHER COMPENSATION OF EXECUTIVES

Defined Benefit Pension Plan at September 30, 2007

The following table provides information on each plan that provides for payments or other benefits in connection with a Named Executive Officer’s retirement, excluding tax-qualified and non-qualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)

Maurice F. Winkler, III	Pentegra Group Pension Plan (1)	27	$328,000	$0

Steven H. Caryer	Pentegra Group Pension Plan (1)	0	N/A	N/A

Jeffrey H. Gatton	Pentegra Group Pension Plan(1)	8.833	$33,000	$0

Jeffrey L. Grate	Pentegra Group Pension Plan (1)	18.250	$75,000	$0
___________________
(1)	The Plan is a non-contributory, multi-employer comprehensive Pension Plan. The Plan was frozen as to new participants and for additional years of service for existing participants on August 1, 2007.
(2)
The number of years of credited service is computed as of September 30, 2007, the same pension plan measurement date used for financial statement reporting purposes in the Company’s Annual Report to Shareholders.

(3)
This information is as of September 30, 2007, the same pension plan measurement date used for financial statement reporting purposes in the Company’s Annual Report to Shareholders, assumes that the Named Executive Officer retires at age 65, the normal retirement age specified in the Plan, and is based on compensation paid to the Named Executive Officers until the Plan was frozen.  The interest rate assumptions used are the same ones used in making disclosures about this plan in the Company’s 2007 Annual Report to Shareholders.

Peoples Federal maintains an IRS qualified defined benefit pension plan (the “Retirement Plan”) for all eligible employees (the “Participants”).  In order to be eligible to participate, an employee must attain age 21 and complete 12 months of employment.  The Retirement Plan is funded solely by Peoples Federal’s contributions and generally provides for vested benefits to Participants with 100% vesting after five years of credited service.  All full-time employees who were Participants in the Retirement Plan on August 1, 2007, participate in the Plan, which was frozen as of that date.  Further eligibility and benefit accruals ceased as of August 1, 2007, under this Retirement Plan.  Total Retirement Plan expenses for the fiscal year ended September 30, 2007, were $1,180,669.

A Participant’s benefit at normal retirement age (65) is dependent upon his total years of credited service and his average annual earnings for the five consecutive years of highest earnings during credited service.  However, the benefit so determined is subject to proportionate reduction for credited service of fewer than 30 years at normal retirement age, and is also subject to actuarial reduction for commencement of benefit payments prior to normal retirement age.  The Retirement Plan also provides a death benefit payment in the event of death prior to retirement.

The Retirement Plan provides for monthly or lump sum retirement benefits equal to 2% of the employee’s highest 5-year average earnings multiplied by their years of credited service.  Earnings include base annual salary as of each January 1st, exclusive of overtime, bonuses, fees, and other special payments subject to an annual IRS limit of $225,000 on earnings for 2007.  Early retirement, disability, termination of employment and death benefits are also payable under the Retirement Plan, depending upon the participant’s age and years of service.  Benefits are payable under the plan at or after age 45.  We recorded expenses totaling $1,180,669 for the

Retirement Plan during the fiscal year ended September 30, 2007.  Benefits are currently subject to a maximum of $180,000 under the Internal Revenue Code.  The years of service credited under the Retirement Plan as of September 30, 2007, were 27 years for Mr. Winkler, 0 years for Mr. Caryer, 8.833 years for Mr. Jeffrey Gatton, and 18.250 years for Mr. Grate.

401(k) Plan

On November 15, 1988, the Board of Directors of Peoples Federal adopted an Employee Stock Ownership Plan (the “ESOP”), which was approved by the shareholders on January 11, 1989.  In August 1995, First Savings’ Board of Directors adopted an ESOP for the benefit of its employees.

On May 1, 1999, the Peoples Federal ESOP was amended to convert it into a 401(k) Plan and during fiscal 2002, the First Savings’ ESOP was also amended to convert it into a 401(k) Plan.

The 401(k) Plan provides for employee contributions between 1% and 15% of salary on a pre-tax basis with matching employer contributions equal to 50% of a participant’s contribution up to 6% of salary.  The vesting schedule is the same as the vesting schedule under the ESOP.  All shares originally contributed to the ESOP were allocated to participants’ accounts under the 401(k) Plan.  Withdrawals under the 401(k) Plan are permitted on the attainment of age 59 or for hardship.  Participants are allowed to choose from a variety of investment vehicles to invest their 401(k) accounts and in the absence of a choice by a participant are invested in a money market fund accounts.

The ESOP maintained an account for each participant in the ESOP.  The ESOP accounts were transferred into each participant’s 401(k) Plan account.  With respect to shares of common stock allocated to a participant’s accounts, each participant is entitled to direct the Trustee as to the manner of voting such shares.  If the participant fails to so direct the Trustee, such un-voted shares will be voted by the Trustee only upon instructions from the Committee.

On May 22, 2007, the Company’s Board of Directors approved a discretionary 401(k) contribution, based on fiscal year-end salary, to be paid to all full-time employees by December 31, 2007.  In addition, the Board voted to invest in $7,000,000 of Bank Owned Life Insurance (BOLI) to help fund the health insurance plan for full-time employees who elect to participate.

Peoples Federal has an existing BOLI plan with a current cash value of $685,000 to help fund the salary continuation benefit for G. Richard Gatton, former President of First Savings.

As of September 30, 2007, the 401(k) Plan held 87,540 shares of common stock, 100% of which has been allocated to participant accounts.  The Company contributed $136,572 for the benefit of the participants under the 401(k) Plan during the fiscal year ended September 30, 2007 and assumed expenses of $4,748 for 401(k) Plan administration.

Bonus Plan

Peoples Federal has a bonus plan for all employees.  The plan does not apply to employees of subsidiaries or affiliates of Peoples Federal.  Under the plan, bonus money is made available to the extent of the net profits of Peoples Federal up to 10% of an employee’s base annual salary as defined in the plan.  The determination of the amount of a bonus to be paid under the plan is made by the Board of Directors in its sole discretion, after consideration and recommendation by the Budget/Compensation Committee, based on profitability of Peoples Federal.

During the fiscal year ended September 30, 2007, bonuses under the plans aggregating $212,738 were paid to employees of Peoples Federal and First Savings.

Employment Agreements

Mr. Maurice F. Winkler, III, a Director and Chief Executive Officer of the Company and the President and Chief Executive Officer of Peoples, has entered into a three-year employment agreement with the Company and Peoples.  The agreement provides for the full-time employment of Mr. Winkler as President and Chief Executive Officer of Peoples and may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties.  The original effective date of the agreement was May 18, 2000, and the agreement was most recently extended on December 18, 2007, when the parties executed an amended and restated agreement.  The agreement, as amended and restated, provides for a base salary of $143,312 per year.  Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases are to be substantially consistent with the increases to the base salaries of other executives of Peoples Federal, provided the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

Mr. Steven H. Caryer, the Vice President and Chief Financial Officer of the Company and Peoples Federal, has entered into a three-year employment agreement with the Company and Peoples Federal.  The agreement provides for the full-time employment of Mr. Caryer as the Vice President and Chief Financial Officer of Peoples Federal and may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties.  The original effective date of the agreement was September 26, 2006, and the agreement was most recently extended on December 18, 2007, when the parties executed an amended and restated agreement.  The agreement, as amended and restated, provides for a base salary of $100,940 per year.  Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases are to be substantially consistent with the increases to the base salaries of other executives of Peoples Federal, provided the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

Mr. Jeffrey H. Gatton, Senior Vice President and Chief Operating Officer of Peoples Federal, has entered into a three-year employment agreement with the Company and Peoples Federal.  The agreement provides for the full-time employment of Mr. Jeffrey Gatton as Senior Vice President and Chief Operating Officer of Peoples Federal  and may be amended and extended for additional twelve-month periods upon the mutual agreement of the parties.  The original effective date of the agreement is December 18, 2007, when the parties executed the agreement.  The agreement provides for a base salary of $102,500 per year.  Pursuant to the agreement, the base salary amount is reviewed at least once every twelve months and increases are to be substantially consistent with the increases to the base salaries of other executive of Peoples, provided the base salary amount shall be increased by a percentage no less than the annual increase in the cost of living index for the Fort Wayne, Indiana metropolitan area.

The employment agreements for Messrs. Winkler, Caryer, and Jeffrey Gatton (the “Executives”) contain similar provisions regarding terminations of employment, including in the event of a Change of Control of the Company (defined below).  Each agreement provides that the executive may terminate his employment upon 60 days notice upon the occurrence of one of the events specified in the agreement.  The Company may terminate the employment of the executive upon the occurrence of certain specified events or at any time for cause (as defined in the agreement).  If the Company terminates an executive’s employment other than for cause or if the Executive terminates his employment upon the occurrence of the events specified in the agreement, the agreement provides for the executive to receive an amount equal to his base salary for each year remaining under the term of the agreement plus bonuses in an amount equal to the last bonus received multiplied by the number of years remaining under the term of the agreement, as well as the value of any medical and retirement benefits provided under the agreement for each year or portion thereof remaining in the term of the agreement, but such amounts are subject to deferment for minimum capital maintenance purposes.  In the event the executive’s employment is terminated by Peoples Federal or the executive for any reason other than for cause within 12 months following a Change of Control (as defined in the agreements), the agreements provide for Mr. Winkler, Mr. Caryer, and Mr. Jeffrey Gatton to receive an amount equal to 2.99 times his base salary, plus the amount of any bonus compensation earnings during the 2.99 years immediately preceding the Change of Control, plus certain other benefits.  The agreements also provide that any unvested options held by an executive will vest if his employment is terminated as a result of a Change of Control.  As of the date of this Proxy Statement, the cash compensation that would be received upon the Executive’s termination in connection with a change in control would be approximately $443,068 for Mr. Winkler, $311,811 for Mr. Caryer, and $316,475 for Mr. Jeffrey Gatton.

For purposes of the employment agreements of Messrs. Winkler, Caryer, and Gatton, a “Change of Control” occurs if:

•
a person or group acquires ownership of stock representing more than 50% of the Company’s or Peoples Federal’s total fair value or total voting power of the stock of the Company or Peoples Federal and stock of the Company or Peoples Federal remains outstanding after the transaction;

•	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of the Company or Peoples Federal;

•
during a twelve-month period, a majority of the directors of the Company is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of the Company; or

•
a person or group, other than shareholders of Peoples Federal or an entity controlled by shareholders of Peoples Federal acquires more than 40% of the total gross fair market value of Peoples Federal’s assets, unless the person or group owns 50% or more of the total value or voting power of Peoples Federal’s stock.

Under the employment agreements, the executives are eligible to receive such benefits as are made available to other senior executives of Peoples Federal.

Retirement Benefits Agreement of G. Richard Gatton

On October 26, 2006, First Savings entered into a Retirement Benefits Agreement with G. Richard Gatton. Mr. Gatton, age 63, resigned from his position as President and Chief Executive Officer of First Savings effective March 1, 2006, but he continues to serve as a member of Peoples Federal’s and the Company’s Boards of Directors.

On February 29, 2000, First Savings, Peoples Federal and Mr. Gatton entered into an Employment Agreement in which First Savings agreed to pay Mr. Gatton the additional retirement benefits he would have received if he had continued his employment with First Savings until age 65, to the extent that such benefits were not covered by First Savings’ retirement plan or a Salary Continuation Agreement that First Savings and Mr. Gatton had entered into on September 18, 1996. Pursuant to the Retirement Benefits Agreement, consistent with this obligation, on January 5, 2007, Mr. Gatton was paid by First Savings an additional retirement benefit of $55,722 in a lump sum. Mr. Gatton is also entitled to annual payments of $15,000 per year payable monthly over a 15-year period. Those benefits commenced on November 1, 2007, and continue for a period of 15 years. The Retirement Benefits Agreement also provides for Mr. Gatton’s receipt of health and medical benefits until the later of age 65, or the commencement date of his Medicare benefits.  Peoples Federal is to pay 75% of the cost of such health and medical benefits.

If the payments provided for in the employment agreements and, in the case of Mr. Gatton in his Salary Continuation Agreement, together with any other payments to be made to the Named Executive Officers, are deemed to be payments in violation of the “golden parachute” rules of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the highest amount permissible before the executive officer becomes subject to excess parachute payment excise tax or the Company or Peoples Federal lose all or part of their compensation deduction for such payments.

DIRECTOR COMPENSATION

Directors of the Company received fees of $6,000 for fiscal 2007 for serving as directors of the Company.  Directors of Peoples Federal currently receive $12,000 per year and directors of First Savings received $8,580 per year during the last fiscal year.  For the fiscal year ended September 30, 2007, directors’ fees for the directors of the Company, Peoples, and First Savings totaled $158,900.  In addition, directors emeritus of Peoples Federal are paid for each meeting at a monthly fee equal to the fee they received at the time of retirement from the Board.  For the fiscal year ended September 30, 2007, director emeritus fees totaled $41,600.

Directors are also eligible to receive awards under the 1998 Plan, until it terminates on November 10, 2008.  During the fiscal year ended September 30, 2007, no options were granted to directors.

Director Compensation for 2007

The following table provides information concerning the compensation paid to or earned by the members of the Company’s Board of Directors other than Maurice F. Winkler, III.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)	Total ($)

Erica D. Dekko	$18,000	N/A	-	-	$18,000
G. Richard Gatton	$14,000	N/A	$55,722	$7,513	$77,235
Bruce S. Holwerda	$18,000	N/A	-	-	$18,000
Douglas D. Marsh	$18,000	N/A	-	-	$18,000
Stephen R. Olson	$14,580(4)	N/A	-	-	$14,580
John C. Thrapp	$18,000	N/A	-	-	$18,000

(1)	Information on Mr. Winkler, who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)
The amounts reflect the dollar amount the Company recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R) and this may include amounts from awards granted in and prior to October 1, 2006.  The assumptions used in calculating the amounts are included in Note 1 to the Company’s financial statements for the fiscal year ended September 30, 2007, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

(3)
This column includes the increase in actuarial value of the directors’ interest in the Retirement Plan between September 30, 2006 and September 30, 2007.  There were no above market earnings on deferred compensation to which Mr. Olson was entitled under the First Savings Deferred Fee Agreement in the fiscal year ended September 30, 2007.  Under Mr. Gatton’s Retirement Benefits Agreement with First Savings, signed on October 26, 2006, he was entitled to a lump sum benefit of $55,722, payable on January 5, 2007.

(4)
Mr. Olson defers his board fees under the First Savings Deferred Fee Agreement (defined below) during fiscal 2007. On September 30, 2007, deferrals were no longer permitted as a result of the merger of First Savings into Peoples Federal, but Mr. Olson’s account continues to accrue interest and will be paid out as provided in the Deferred Fee Agreement.

At September 30, 2007, director Stephen R. Olson had outstanding a fully vested nonqualified stock option for 1,188 shares at an option price of $13.05 per share which expires on October 28, 2008.

Deferred Fee Agreement

During fiscal 2007, First Savings maintained a Deferred Director Fee Agreement (the “Deferred Fee Agreement”) that permits its directors to defer payment of some or all of their directors fees.  Deferred directors fees are distributed either in a lump-sum payment or in monthly installments over a period specified by the director.  If a director has deferred a minimum of $6,850 in fees for each year of service on the Board or if a director dies while in active service following a change in control of Peoples Federal, upon his death his beneficiary will receive a death benefit of $31,642 per year for 15 years.  A “change in control” is defined to mean a merger or consolidation in which Peoples Federal does not survive, a sale of all or substantially all of the assets of Peoples Federal or the acquisition of 25% or more of the voting stock of Peoples Federal.  The Deferred Fee Agreement also permits hardship withdrawals of amounts credited to a director’s account.  Interest accrues on the amounts deferred and unpaid at the rate payable on 10-year highly-rated corporate bonds. At present, Stephen R. Olson is the only director who participates in the Deferred Fee Agreement.  On September 30, 2007, deferrals were no longer permitted as a result of the merger of First Savings into Peoples Federal, but Mr. Olson’s account continues to accrue interest and will be paid out as provided in the Deferred Fee Agreement.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

Peoples Federal has followed the policy of offering loans to the Company’s and Peoples Federal’s directors, officers, and employees for the financing of their principal residences.  These loans are made in the ordinary course of business on substantially the same terms and collateral, including interest rates, as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectability or present other unfavorable features.  Peoples Federal grants consumer loans to directors, officers, and employees at rates and terms applicable to its other customers.  All loans to executive officers and directors are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Peoples Federal.

The Company has 11 executive officers and directors, and the aggregate total of loans outstanding to these individuals as of September 30, 2007, was $576,932.

During the fiscal year ended September 30, 2007, the Company repurchased 5,728 shares from Mr. Jeffrey Gatton, Peoples Federal’s Sr. Vice President and Chief Operating Officer, acquired upon the exercise of his stock options for an aggregate price of $111,753, or $19.51 per share.

PROPOSAL 3 - APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the firm of BKD, LLP (“BKD”), independent Certified Public Accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2008.  A proposal to approve the appointment of BKD, will be presented to the Company’s shareholders at the Annual Meeting.  Representatives of BKD are expected to be present at the meeting and to be available to respond to appropriate questions.  The representatives will also be provided an opportunity to make a statement, if they desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF BKD (WHICH IS PROPOSAL 2 UNDER “A. ISSUES” ON YOUR PROXY CARD).

Audit Committee Report

Audit Committee Report.  The Audit Committee reports as follows with respect to the Audit of the Company’s financial statements for the fiscal year ended September 30, 2007, included in the Company’s Shareholder Annual Report accompanying this Proxy Statement (“2007 Audited Financial Statements”).

The Committee has reviewed and discussed the Company’s 2007 Audited Financial Statements with the Company’s management.

The Committee has discussed with its Independent Auditors (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company’s financial statements.

The Committee has received written disclosures and the letter from the Independent Auditors required by Independence Standards Board Standard No.1 (which related to the auditor’s independence from the Company and its related entities) and has discussed with the auditors the auditors’ independence from the Company.

Based on review and discussions of the Company’s 2007 Audited Financial Statements with management and with the Independent Auditors, the Audit Committee recommended to the Board of Directors the Company’s 2007 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended September 30, 2007.

This Report respectfully submitted by the Audit Committee of the Company’s Board of Directors.

Erica D. Dekko, Chairperson
Bruce S. Holwerda
Douglas D. Marsh
Stephen R. Olson

Accountant’s Fees

Audit Services.  The firm of BKD, LLP (“BKD”) served as our Independent Public Accountants for each of our last two fiscal years ended September 30, 2007 and 2006.  The aggregate fees billed by BKD for the audit of our financial statements included in our Annual Report on Form 10-K and for the review of our financial statements included in our quarterly reports on Form 10-Q for our fiscal years ended September 30, 2007 and 2006, were $87,500 and $83,500, respectively.

Audit-Related Fees.  Audit related fees billed in fiscal 2007 totaled $10,700 and consisted of fees related to the audit of the Company’s employee benefit plans.

Tax Fees.  The aggregate fees billed in each of fiscal 2007 and 2006 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $19,000 and $17,075, respectively.

All Other Fees.  There were no fees billed in fiscal 2007 or 2006 for professional services rendered by BKD except as disclosed above.

Pre-Approval Policies and Procedures.  The Audit Committee has established pre-approval policies and procedures, pursuant to which the Audit Committee approved all of the foregoing audit services provided by BKD in 2007.  Consistent with the Audit Committee’s responsibility for engaging the Company’s independent accountants, all audit and permitted non-audit services require pre-approval by the Audit Committee.  The full Audit Committee approves proposed services and fee estimates for these services.  The Audit Committee chairperson or its designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee.  Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting.  Pursuant to these procedures, the Audit Committee approved the foregoing services provided by BKD.

PROPOSAL 4 - ADJOURNMENT OF THE ANNUAL MEETING

In addition to the proposals to approve the split transaction and to elect directors, the shareholders of the Company are also being asked to approve a proposal to adjourn or postpone the Annual Meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the split transaction.

Pursuant to Indiana law, the holders of a majority of the outstanding shares of common stock of the Company are required to approve the split transaction.  It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and the holders of a majority of the outstanding shares of common stock of the Company are required to be represented at the meeting, in person or by proxy, for a quorum to be present to allow the transaction of business.  In the event that shareholder participation at the annual meeting is lower than expected, the Company would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation in the decision to approve the split transaction.

Approval of the proposal to adjourn or postpone the annual meeting to allow extra time to solicit proxies (Proposal 3 under “A. Issues” on your proxy card) requires a vote of more shares in favor of the proposal than are voted against the proposal.  Abstentions and broker non-votes will not be treated as “No” votes and, therefore, will have no impact on this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL (WHICH IS PROPOSAL 3 UNDER “A. ISSUES” ON YOUR PROXY CARD).

SHAREHOLDER PROPOSALS

The Company must receive all proposals of shareholders to be presented for consideration at the next Annual Meeting and included in the proxy statement in writing a reasonable time before the Company begins to print the proxy materials for the 2009 Annual Meeting.  Send all proposal requests to the Company’s Secretary, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706.

Such proposal must comply with SEC proxy rules, including Rule 14a-8.  Shareholder proposals that are not intended to be included in the proxy statement must be received by the Company at least twenty (20) days before the date of the Annual Meeting (except if less than thirty days notice of the date of the Annual Meeting is given to shareholders, the proposal must be received no later than the close of business on the 10th day preceding the meeting).  If the Company does not receive notice of a shareholder proposal by that date, then the persons named in the proxy will have the discretionary authority to vote on such matter at the 2009 Annual Meeting of shareholders.  All proposals must comply with the requirements of the Company’s Bylaws, a copy of which may be obtained upon written request to the Company’s Secretary.

SHAREHOLDER COMMUNICATIONS

Any shareholder desiring to contact the Board of Directors, or any individual director serving on the Board, may do so by written communication mailed to:  Board of Directors (Attention: (name of director(s), as applicable), in care of the Corporate Secretary, Peoples Bancorp, 212 W. 7th Street, P. O. Box 231, Auburn, Indiana 46706.  Any proper communication so received will be processed by the Corporate Secretary.  Unless in the judgment of the Corporate Secretary the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), such communication will be promptly delivered to the Chairman of the Board or, as appropriate, to the members(s) of the Board named in the communication.

OTHER MATTERS

Forward-Looking Statements

Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement.  The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, us in this proxy statement or in any of our filings with the SEC or otherwise.  Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC.  See “—Where You Can Find More Information.”

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549.  Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549.  In addition, such reports, proxy statements and other information are available from the EDGAR filings obtained through the SEC’s Internet Website (http://www.sec.gov).

Information Incorporated by Reference

In our filings with the SEC, information is sometimes incorporated by reference.  This means that we are referring you to information that we have filed separately with the SEC.  The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.  The following documents are incorporated by reference herein:

•	our Annual Report on Form 10-K for fiscal year ended September 30, 2007, including audited financial information;

•	our Current Report on Form 8-K filed December 28, 2007;

•	our Current Report on Form 8-K filed January 4, 2008; and

•	our Quarterly Report on Form 10-Q filed February 14, 2008.

We are also incorporating by reference all additional reports and other information filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this document and the date of consummation of the split transaction.

We have supplied all information contained in or incorporated by reference in this document relating to us, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward-looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference.  You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below.  We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us.  You should direct your request to the following address:  Peoples Bancorp, 212 West 7th Street, P. O. Box 231, Auburn, Indiana 46706-1723, Attention: Cheryl L. Taylor.

FORM 10-K ANNUAL REPORT

THE COMPANY WILL PROVIDE (WITHOUT CHARGE) TO ANY SHAREHOLDER SOLICITED HEREBY A COPY OF ITS 2007 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH SHAREHOLDER.  REQUESTS SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY, 212 WEST 7TH STREET, P. O. BOX 231, AUBURN, INDIANA  46706-1723.

HOUSEHOLDING

We have adopted a new procedure approved by the SEC called “householding.”  Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies.  We have undertaken householding to reduce our printing costs and postage fees.

If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request.  You may request multiple copies by notifying us in writing at 212 West 7th Street, P. O. Box 231, Auburn, Indiana 46706-1723 or by telephone 260-925-2500.  You may opt-out of householding at any time prior to thirty days before the mailing of proxy materials in December of each year by notifying us at the address above.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

February 22, 2008

APPENDIX A-1

PROPOSED FORM OF AMENDMENT TO
ARTICLES OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT

The first paragraph of Article 4 of the Articles of Incorporation of Peoples Bancorp is hereby amended by deleting that paragraph in its entirety and replacing it with the following paragraphs:

“Capital Stock.  The total number of shares of capital stock which the Corporation has the authority to issue is 12,000,000, of which 5,000,000 shall be series preferred stock, $1.00 par value per share (hereinafter the “Preferred Stock”) and 7,000,000 shall be common stock, $1.00 par value per share (hereinafter the “Common Stock”).”

Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-seven hundred sixtieth (1/760th) of a fully-paid and nonassessable share of Common Stock, provided that no fractional shares shall be issued to any registered holder of fewer than 760 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash equal to $16.75 for each share of Common Stock held by any registered holder of fewer than 760 shares of Common Stock immediately before the time this amendment becomes effective.

Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of shareholders.  The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefore, which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus.”

APPENDIX A-2

PROPOSED FORM OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
TO EFFECT FORWARD STOCK SPLIT

The first paragraph of Article 4 of the Articles of Incorporation of Peoples Bancorp is hereby amended by deleting that paragraph in its entirety and replacing it with the following paragraphs:

“Capital Stock.  The total number of shares of capital stock which the Corporation has the authority to issue is 12,000,000, of which 5,000,000 shall be series preferred stock, $1.00 par value per share (hereinafter the “Preferred Stock”) and 7,000,000 shall be common stock, $1.00 par value per share (hereinafter the “Common Stock”).”

Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock, either issued and outstanding and any fractional share held by any shareholder (including the Corporation) who holds  one (1) or more shares immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into seven hundred sixty (760) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares as may be applicable upon such 760 for one ratio), provided that no fractional shares of Common Stock shall be issued.

Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of shareholders.  The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus.”

APPENDIX B

COMMERCE STREET Capital
COMMERCE STREET CAPITAL, LLC
382 SPRINGFIELD AVENUE, SUITE 201
SUMMIT, NEW JERSEY 07901
908 – 522 – 8311

1700 PACIFIC AVENUE, SUITE 2020
DALLAS, TEXAS 75201
214- 545 - 6800
www.commercestreetcapital.com

February 15, 2008

The Board of Directors
Peoples Bancorp
212 West Seventh Street
Auburn, IN 46706

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration of $16.75 to be received by certain shareholders of Peoples Bancorp (the “Company”) in a “going private” transaction (the “Transaction”). In the proposed Transaction, a one for 760 reverse stock split followed immediately by a 760 for one stock split is to be effected pursuant to and in accordance with the terms more fully set forth in the draft Amendments to the Articles of Incorporation provided to us, as part of the Company’s plan to de-register the common stock of the Company from the Securities and Exchange Commission.  It is anticipated that the number of shareholders of the Company will be reduced to fewer than 300, as required for termination of registration.

Commerce Street Capital, LLC (“CSC”), as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. CSC does not have any relationship involving the Company or its subsidiaries that compromises its objectivity in preparing this opinion.

In arriving at our opinion, we have reviewed the draft Amendments to the Articles of Incorporation. We have also reviewed publicly available business, financial and shareholder information related to the Company and its subsidiaries.

In connection with the foregoing, we have (i) reviewed the Company’s Annual Reports on Form 10-K and related financial information for the four fiscal years ended September 30, 2007; (ii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the Company furnished to CSC by the

Member FINRA/SIPC

Company (iii) held discussions with members of senior management of the Company concerning the past, current and expected results of operations of the Company and its current financial condition; (iv) considered the current state of and future prospects for the economy in Indiana generally and the relevant market areas for the Company in particular; (v) reviewed the reported financial terms of selected comparable transactions; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for the company; and (vii) performed such other studies and analyses as CSC considered appropriate under the circumstances associated with this particular transaction.

In the course of our review and analysis we considered, among other things, such topics as the historical and projected future earnings of the Company. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by the Company and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of the Company, nor have we obtained from any other source, any current appraisals of the assets or liabilities of the Company. We have also relied on the management of the Company as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, other matters, many of which are beyond the control of the Company Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates.  Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No comparable company utilized in our analyses was identical to the Company. Accordingly, such analyses are not based solely arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, as well as other factors that could affect the public trading markets of the Company or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

Per disclosure required by NASD Rule 2290(a), CSC will not receive any other significant payment or compensation contingent upon the successful completion of the Transaction. CSC has not had any material relationships that existed during the past two years or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between CSC and any party to the Transaction. CSC does not have a fairness opinion committee; therefore our opinion was not approved or issued by a fairness committee.

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Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the cash consideration of $16.75 per share to be received by certain shareholders is fair from a financial point of view, to the shareholders of the Company.

Very truly yours,

Commerce Street Capital, LLC

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